UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

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Delta Apparel, Inc.

Annual Meeting of Shareholders

February 20, 2024

Notice of Annual Meeting of Shareholders

and Proxy Statement

February 20, 2024

9:00 AM Eastern Time

Delta Apparel, Inc. 2750 Premiere Parkway, Suite 100 Duluth, Georgia 30097 Telephone (678) 775-6900

January 9, 2024

To Our Shareholders:

Thank you for your investment in Delta Apparel, Inc. On behalf of our Board of Directors, it is my pleasure to invite you to attend our upcoming annual meeting of shareholders on Tuesday, February 20, 2024 (the "Annual Meeting"). The Annual Meeting will be held at Embassy Suites, 250 Riverplace, Greenville, SC 29601, and will begin at 9:00 a.m. Eastern Time.

The attached Notice of Annual Meeting of Shareholders and Proxy Statement describes the matters that we expect to act upon at the Annual Meeting. If you were a shareholder of record as of January 2, 2024, you are entitled to vote on these matters. Your vote is very important to us. If you are unable to attend the meeting, please vote by proxy over the Internet, by telephone or by completing the enclosed proxy card and signing, dating and returning the card at your earliest convenience. Voting over the Internet, by telephone or by written proxy card will ensure your representation at the Annual Meeting regardless of whether you attend in person. If you attend the Annual Meeting and desire to revoke your proxy and vote in person, you may do so. In any event, you are entitled to revoke your proxy at any time before it is exercised.

We appreciate your continued support of Delta Apparel and look forward to seeing you at the Annual Meeting.

Sincerely,

Robert W. Humphreys

Chairman and Chief Executive Officer

Delta Apparel, Inc. 2750 Premiere Parkway, Suite 100 Duluth, Georgia 30097 Telephone (678) 775-6900

Notice of Annual Meeting of Shareholders

It is my pleasure to invite you to attend the annual meeting of the shareholders of Delta Apparel, Inc. (the "Company") on Tuesday, February 20, 2024, at 9:00 a.m. Eastern Time (the "Annual Meeting"). The Annual Meeting will be held at Embassy Suites, 250 Riverplace, Greenville, SC 29601. At the Annual Meeting, shareholders will vote on the following matters, which are further described in the attached proxy statement (the "Proxy Statement"):

1.

To elect nine members to the Company's Board of Directors to serve until the Company's next annual meeting of shareholders, until their successors are duly elected and qualified, or until their earlier resignation;

2.	To hold an advisory vote to approve the compensation of the Company's named executive officers;

3.	To ratify the appointment of Ernst & Young LLP to serve as the Company's independent registered public accounting firm for the fiscal year ending September 28, 2024; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

Only shareholders whose names appear of record on our books as of the close of business on January 2, 2024, are entitled to notice of and to vote during the Annual Meeting or any adjournments thereof.

You are cordially invited to attend the Annual Meeting in person, but if you are unable to do so, please vote by proxy over the Internet, by telephone or by completing the enclosed proxy card and signing, dating and returning the card at your earliest convenience. Voting over the Internet, by telephone or by written proxy card will ensure your representation at the Annual Meeting regardless of whether you attend in person. If you attend the Annual Meeting and desire to revoke your proxy and vote in person, you may do so. In any event, you are entitled to revoke your proxy at any time before it is exercised.

By Order of the Board of Directors,

Justin M. Grow

Executive Vice President & Chief Administrative Officer

January 9, 2024

Duluth, Georgia

* * * * * *

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on February 20, 2024: The Delta Apparel, Inc. Notice of Annual Meeting of Shareholders and Proxy Statement and the Delta Apparel, Inc. Fiscal Year 2023 Annual Report are available at www.proxyvote.com.

* * * * * *

Explanatory Note

We qualify as a "smaller reporting company" pursuant to Item 10 of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), because our public float was less than the applicable $250 million threshold on the last day of the second quarter of our 2023 fiscal year. As such, we have elected to provide in this Proxy Statement certain scaled disclosures permitted of smaller reporting companies under the Exchange Act.

Proxy Statement

The Notice of Internet Availability of Proxy Materials, this Proxy Statement, the accompanying proxy voting card, and our Annual Report for our fiscal year 2023 (“Annual Report”) were first made available to holders of Delta Apparel, Inc. common stock on or about January 9, 2024. On behalf of our Board of Directors, we are soliciting your proxy to vote your shares of the Company's common stock at our Annual Meeting and all adjournments or postponements of such meeting. We solicit proxies to provide all shareholders of record with an opportunity to vote on matters to be presented at the Annual Meeting. The information provided in this Proxy Statement is intended to assist you in voting your shares on these matters. This Proxy Statement and our Annual Report are available at no charge on our website at www.deltaapparelinc.com.

Important Information Regarding the Annual Meeting

Purpose and location of the Annual Meeting

At the Annual Meeting, our shareholders will act upon the matters outlined in the Notice of Annual Meeting of Shareholders in this Proxy Statement, including the election of the nine nominees as directors, an advisory vote on the compensation of our named executive officers, ratification of the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for our 2024 fiscal year, and such other business as may be properly brought before the Annual Meeting. This Proxy Statement summarizes certain material information regarding the Annual Meeting. The Annual Meeting will be held on Tuesday, February 20, 2024, at 9:00 a.m. Eastern Time at Embassy Suites, 250 Riverplace, Greenville, SC 29601.

Attendance at the Annual Meeting

All of our shareholders are invited to attend the Annual Meeting. Only Delta Apparel, Inc. shareholders as of the close of business on Tuesday, January 2, 2024 (the "Record Date"), may vote at the Annual Meeting.

Solicitation of proxies

Our Board of Directors (the "Board") is soliciting your proxy to vote at the Annual Meeting.

Proposals to be voted on at the Annual Meeting

At the Annual Meeting, shareholders as of the Record Date will vote on three proposals:

1.

The election of the following nine nominees to the Board of Directors to serve until the Company's next annual meeting of shareholders, until their successors are duly elected and qualified, or until their earlier resignation;

Nominee	Director Since
Anita D. Britt	2018
Timothy E. Brog	2023
J. Bradley Campbell	2015
Dr. Bill C. Hardgrave	2023
Glenda E. Hood	2019
Robert W. Humphreys	1999
Sonya E. Medina	2022
A. Alexander Taylor, II	2016
David G. Whalen	2017

2.	An advisory vote on the compensation of our named executive officers as disclosed in this Proxy Statement;

3.	Ratification of the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for our 2024 fiscal year.

Delta Apparel, Inc. - 1 - Proxy Statement

Voting recommendations of the Board

The Board recommends the following votes:

1.	FOR each of the nine director nominees to the Board ("Proposal No. 1");

2.	FOR the approval of the compensation of our named executive officers ("Proposal No. 2"); and

3.	FOR ratification of the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for our 2024 fiscal year ("Proposal No. 3").

Other matters to be voted on

The Board does not intend to present any other matters at the Annual Meeting, and we do not know of any other matters that will be brought before the shareholders for a vote at the Annual Meeting. If any other matter is properly brought before the Annual Meeting, your signed proxy card gives authority to the persons named in the proxy to vote on such matters in their discretion and in accordance with their best judgment.

Entitlement to vote and number of votes

Holders of our common stock as of the close of business on the Record Date, January 2, 2024, may vote at the Annual Meeting, either in person or by proxy.

Each share of Delta Apparel, Inc. common stock that you owned at the close of business on the Record Date is entitled to one vote for each director nominee and one vote for each of the remaining proposals. You do not have the right to cumulate your votes with respect to the election of any director.

Difference between holding shares as a shareholder of record and as a beneficial owner

Many shareholders hold their shares through a broker or bank rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholder of Record. If your shares are registered directly in your name with the Company's transfer agent, Equiniti Trust Company, LLC, you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent directly to you by the Company.

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank, you are considered the beneficial owner of shares held in street name, and these proxy materials may be forwarded to you by your bank or broker, which is considered the shareholder of record of these shares. As the beneficial owner, you have the right to direct your bank or broker how to vote and are also invited to attend the Annual Meeting. However, if you are not the shareholder of record, you may not vote these shares in person at the Annual Meeting unless you bring with you a legal proxy from the shareholder of record. Your bank or broker may provide a voting card or voting instruction form for you to use for providing directions for how to vote your shares.

How to vote

If you are a shareholder of record, there are four ways to vote:

1.	By internet at www.proxyvote.com;

2.	By toll-free telephone at 1-800-690-6903;

3.	By completing and mailing your proxy card; or

4.	By voting at the Annual Meeting. If you choose to vote in-person at the Annual Meeting, please bring proof of personal identification.

The internet and telephone voting procedures are designed to confirm your identity, to allow you to provide your voting instructions and to verify that your instructions have been properly recorded. If you wish to vote by internet or telephone, please follow the instructions that are printed on the enclosed proxy card. If you vote by internet or telephone, your vote must be received by 11:59 p.m. Eastern Time on February 19, 2024, the day before the Annual Meeting. Your shares will be voted as you indicate. If you sign and return your proxy card but you do not indicate your voting preferences, the proxy holders will vote your shares FOR each of the nominees in Proposal No. 1 and FOR Proposal Nos. 2 and 3. Although we are not currently aware of any other matters that will be brought before the Annual Meeting, by signing and returning your proxy card, you appoint the proxy holders as your representatives at the Annual Meeting. If a matter is raised for a vote at the Annual Meeting that is not included in these proxy materials, then the proxy holders will vote your shares in accordance with their best judgment.

Delta Apparel, Inc. - 2 - Proxy Statement

If your shares are held in street name, you should follow the voting directions provided by your bank or broker. You may complete and mail a voting instruction card to your bank or broker or, in most cases, submit voting instructions by the internet or telephone to your bank or broker. If you provide specific voting instructions by mail, the internet or telephone, your shares should be voted by your bank or broker as you have directed. AS A RESULT OF THE RULES OF THE NYSE AMERICAN, LLC NATIONAL SECURITIES EXCHANGE (the "NYSE American"), YOUR BANK OR BROKER CANNOT VOTE WITH RESPECT TO PROPOSAL NOS. 1 OR 2 UNLESS IT RECEIVES VOTING INSTRUCTIONS FROM YOU.

We will distribute written ballots at the Annual Meeting to any shareholder of record who wants to vote. If you hold your shares in street name, you must request and receive a legal proxy from your bank or broker to vote in person at the Annual Meeting.

Householding

Please note that only one copy of the proxy materials may be delivered to multiple shareholders of record sharing an address unless we receive contrary instructions from one or more of the applicable shareholders. Upon request from any such shareholder, we will provide a separate copy of the proxy materials. Such requests can be made to Justin M. Grow, Executive Vice President & Chief Administrative Officer, at the Company's principal executive offices located at 2750 Premiere Parkway, Suite 100, Duluth, Georgia 30097, or via telephone at (678) 775-6900.

Changing or revoking proxy

If you are a shareholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

1.	Entering a new vote by internet or telephone;

2.	Returning a later-dated proxy card;

3.	Sending written notice of revocation to Justin M. Grow, Executive Vice President & Chief Administrative Officer, at the Company's principal executive offices located at 2750 Premiere Parkway, Suite 100, Duluth, Georgia 30097; or

4.	Completing a written ballot at the Annual Meeting. If you choose to complete a written ballot at the Annual Meeting, please bring proof of personal identification.

Attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy.

If your shares are held in street name, you must follow the specific directions provided to you by your bank or broker to change or revoke any instructions you have already provided to your bank or broker.

Method of counting votes

Votes are counted by an inspector of election designated by our Board of Directors.

Financial responsibility for soliciting proxies

We will pay for the cost of preparing, assembling, printing and mailing the proxy materials to our shareholders, as well as the cost of soliciting proxies relating to the meeting. In addition, we will reimburse banks and brokers for their reasonable charges and expenses in forwarding proxies and proxy materials to the beneficial owners of the shares held in street name. Our officers, directors and employees may, without additional compensation, supplement these solicitations of proxies by telephone, email and personal solicitation.

Quorum requirement for Annual Meeting

To conduct the Annual Meeting, two-thirds of the outstanding shares of the Company's common stock entitled to vote must be present in person or by proxy at the Annual Meeting. This is referred to as a "quorum." If you vote, your shares will be considered present at the Annual Meeting for purposes of determining whether a quorum exists. Abstentions and broker non-votes will be counted as shares present at the Annual Meeting in determining the presence or absence of a quorum. On the Record Date, there were 7,001,020 shares outstanding and approximately 765 shareholders of record. Two-thirds of the Company's outstanding shares of common stock, or 4,667,346 shares, will constitute a quorum.

Delta Apparel, Inc. - 3 - Proxy Statement

Broker non-votes

Broker non-votes occur when holders of record, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial owners by the date specified in the statement requesting voting instructions that has been provided by the bank or broker. If that happens, the bank or broker may vote those shares only on matters as permitted by NYSE American's rules and regulations. NYSE American prohibits banks and brokers from voting uninstructed shares in the election of directors and in matters related to executive compensation; accordingly, banks and brokers cannot vote with respect to Proposal Nos. 1 and 2 unless they receive voting instructions from the beneficial owners. However, banks and brokers may vote on Proposal No. 3 without receiving specific instructions from the beneficial owner. Broker non-votes will not affect the outcome of Proposal No. 2 being voted on at the Annual Meeting, assuming that a quorum is obtained.

Vote required to approve each proposal

Proposal No. 1:	For the election of directors, the nine nominees for director will be elected if they receive an affirmative vote of a majority of the shares present at the meeting or represented by proxy and entitled to vote for the election of directors at the Annual Meeting. Shares present at the meeting include shares voted "For" and "Against" with respect to a director's election, as well as broker non-votes and abstentions, which will all be counted in determining the number of shares present. Accordingly, broker non-votes and abstentions will have the same effect as an "Against" vote.

Proposal No. 2:	For the advisory vote on the compensation of our named executive officers, the vote is not binding on our Board of Directors or our Compensation Committee and, therefore, no specific vote is required to approve the proposal. However, our Board and Compensation Committee will review the voting results and consider them in making future decisions about executive compensation.

Proposal No. 3:	Ratification of the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for our fiscal year 2024 requires that the number of votes cast "FOR" exceeds the number of votes cast against this proposal. Abstentions will have no effect on the vote with respect to this proposal.

Availability of the Company's proxy materials on the internet

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on February 20, 2024: The Delta Apparel, Inc. Notice of Annual Meeting of Shareholders and Proxy Statement and the Delta Apparel, Inc. Fiscal Year 2023 Annual Report are available at www.proxyvote.com.

We have also made available on our website at www.deltaapparelinc.com a copy of the Annual Report and Notice of Annual Meeting and Proxy Statement, as filed with the Securities and Exchange Commission ("SEC").

Obtaining a paper copy of the proxy materials

If you received a notice regarding the internet availability of the proxy materials, you will find instructions about how to obtain a paper copy of the proxy materials in your notice. We will furnish, on written request and without charge, a printed copy of the proxy materials to each person whose proxy is solicited and to each person representing that, as of the Record Date, he, she, or it was a beneficial owner of shares entitled to be voted at the meeting. Such written request should be directed to Justin M. Grow, Executive Vice President & Chief Administrative Officer, at the Company's principal executive offices located at 2750 Premiere Parkway, Suite 100, Duluth, Georgia 30097. We will mail a paper copy of the proxy materials to all shareholders to whom we do not send a notice regarding the internet availability of the proxy materials.

Voting results of the Annual Meeting

We will announce the preliminary voting results at the Annual Meeting and will publish final results in a Current Report on Form 8-K filed with the SEC on or before February 26, 2024. This Form 8-K will be available without charge to shareholders upon written request to Justin M. Grow, Executive Vice President & Chief Administrative Officer, Delta Apparel, Inc., 2750 Premiere Parkway, Suite 100, Duluth, Georgia 30097, or via the internet at www.deltaapparelinc.com.

References to our website address throughout this proxy statement and the accompanying materials are for informational purposes only, or to fulfill specific disclosure requirements of the SEC’s rules. These references are not intended to, and do not, incorporate the contents of our website by reference into this proxy statement or the accompanying materials.

Delta Apparel, Inc. - 4 - Proxy Statement

Deadline for consideration of shareholder proposals or director nominations for our next annual meeting of shareholders following the Annual Meeting

Applicable SEC rules and regulations govern the submission of shareholder proposals and the Company's consideration of them for inclusion in next year's proxy statement.  If you are a shareholder and you want to present a proposal at our next annual meeting and have it included in the Company's proxy statement for that meeting, you must submit the proposal in writing at the Company's principal executive offices at 2750 Premiere Parkway, Suite 100, Duluth, Georgia 30097, Attention: Corporate Secretary, on or before September 11, 2024. If you want to present a proposal at the Company's next annual meeting (but not have the proposal included in the Company's proxy statement) or to nominate a person for election as a director, you must comply with the advance written notice and other requirements set forth in our Bylaws, including delivering the proposal or nomination to the Company's Corporate Secretary no later than October 23, 2024, which is 120 days prior to the first anniversary of the Annual Meeting. A shareholder or group of shareholders who intend to solicit proxies in support of nominees other than our nominees must provide proper written notice that sets forth all information required by Rule 14a-19 under the Exchange Act to our Corporate Secretary no later than December 22, 2024.  The notice requirement under Rule 14a-19 is in addition to the applicable advance notice requirements under our Bylaws.

Delta Apparel, Inc. - 5 - Proxy Statement

Proposal No. 1:  Election of Directors

Each of our director nominees brings extensive management and leadership experience gained through his or her service to diverse businesses and institutions. Our directors are committed to effectively overseeing management’s performance, to act in the best interests of shareholders and to maintain a high standard of corporate governance.

Our Bylaws provide that the number of directors to be elected at any meeting of shareholders will be between two and fifteen and will otherwise be determined by our Board of Directors. Our Board of Directors has determined that nine directors shall be nominated for election at the Annual Meeting.

The nine individuals listed below are nominees for election as directors at the Annual Meeting to serve until our next annual meeting of shareholders, until their successors are duly elected and qualified, or until their earlier resignation. Included in each nominee's biography below is a description of the qualifications, experience, attributes and skills of such nominee that led our Board to conclude that he or she is well-qualified to serve as a member of our Board. With the exception of Dr. Bill C. Hardgrave and Timothy E. Brog, who were appointed to our Board on April 26, 2023 and December 14, 2023, respectively, each of the nominees was elected by the shareholders at our most recent annual meeting of shareholders.

Our Board has affirmatively determined that with the exception of Robert W. Humphreys, our Chairman and Chief Executive Officer, each of the nominees qualifies as "independent" under NYSE American corporate governance listing standards and also meets the Company's director qualification standards, which are described in the "Corporate Governance” section of this Proxy Statement. We believe that all of the nominees will be available and able to serve as directors.

Unless you vote “AGAINST” or "ABSTAIN" with respect to a particular nominee or all nominees, the proxy holders will vote your shares “FOR” each of the nominees listed below. In the event that any nominee is not available or able to serve, our Board may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NINE NOMINEES.

Current Directors and Director Nominees:

Anita D. Britt (Independent)
Director Since: 2018 Age: 60 Committees: Audit Corporate Governance

Ms. Britt served as Chief Financial Officer for the apparel company Perry Ellis International, Inc. from  2009 to 2017. She also held senior leadership positions at Jones Apparel Group (1993 to 2006) and Urban Brands Inc. (2006 to 2009). Ms. Britt currently serves on the Board of Directors and chairs the audit committee for each of Smith & Wesson Brands Inc., urban-gro, Inc, and VSEC Corporations.  Ms. Britt is a Certified Public Accountant and is a member of the American Institute of Certified Public Accountants and the Pennsylvania Institute of Certified Public Accountants. Ms. Britt is also a Board Leadership Fellow, as designated by the National Association of Corporate Directors.  Ms. Britt holds a Carnegie Mellon Cybersecurity Oversight Certification, and a Harvard Kennedy School Executive Education Certificate in Cybersecurity: The Intersection of Policy and Technology.

Ms. Britt brings to our Board extensive senior financial leadership and apparel industry experience in both the public and private sectors as well as significant experience with consumer-oriented companies at both the executive and director levels.

Timothy E. Brog (Independent)
Director Since: 2023 Age: 59 Committees: Audit Corporate Governance

Mr. Brog has worked as a financial consultant since February 2023. Previously, Mr. Brog served as Rubicon Technology, Inc.'s President and Chief Executive Officer from March 2017 through January 2023, Acting Chief Financial Officer from April 2021 to January 2023, and on Rubicon's Board of Directors from 2016 to 2023. From 2015 until 2017, Mr. Brog was the President of Locksmith Capital Management LLC.  Mr. Brog served on the Board of Directors of Peerless Systems Corporation from 2007 to 2015 and as its Chairman from 2008 to 2015.  Mr. Brog was also the Chief Executive Officer of Peerless Systems from August 2010 to March 2015. Mr. Brog was the Managing Director and Portfolio Manager of Locksmith Value Opportunity Fund LP from 2007 to 2010 and President of Pembridge Capital Management LLC and Portfolio Manager of Pembridge Value Opportunity Fund LP from 2004 to 2007. Mr. Brog served on the Board of Directors of Eco-Bat Technologies Limited from 2007 to 2019, as Chairman of the Board of Directors and of the Audit Committee of Deer Valley Corporation from 2014 to 2015, and on the Board of Directors of the Topps Company Inc. from 2006 to 2007. From 1996 to 2004, Mr. Brog was a Managing Director of The Edward Andrews Group Inc., a boutique investment bank, and from 1989 to 1995, Mr. Brog was a corporate finance and mergers and acquisitions associate with the law firm Skadden, Arps, Slate, Meagher & Flom LLP.

Mr. Brog brings to our Board operational, legal, investment banking, senior leadership and financial analysis experience.

Delta Apparel, Inc. - 6 - Proxy Statement

J. Bradley Campbell (Independent)
Director Since: 2015 Age: 75 Committees: Audit Corporate Governance

Mr. Campbell has been a Certified Public Accountant for over 40 years. He served as the Managing Partner of the South Carolina Upstate practice of Cherry Bekaert LLP, CPAs, from 2003 until his retirement in 2013. Mr. Campbell spent the first 28 years of his career with Deloitte LLP, one of the world's largest accounting firms, where he was a partner for over 18 years and served as Managing Partner of its South Carolina practice. He is a member of the American Institute of Certified Public Accountants and the South Carolina Association of Certified Public Accountants. Mr. Campbell has served on the boards of numerous non-profit and community organizations and, since his retirement, has independently engaged in business and financial consulting services to privately-held companies. During his career, Mr. Campbell has advised a wide variety of publicly-traded and large privately-held companies, including companies in the apparel, textile and consumer products industries.

Mr. Campbell brings to our Board extensive financial, accounting and tax expertise with a focus on the apparel and related industries, as well as significant senior leadership experience with international organizations.

Dr. Bill C. Hardgrave (Independent)
Director Since: 2023 Age: 59 Committees: Corporate Governance Compensation

Dr. Hardgrave has served as the 13th President of the University of Memphis since April 1, 2022.  In addition, Dr. Hardgrave is considered a leading authority on retail and supply chain strategies and technologies and has worked with global Fortune 100 companies and others throughout his career to leverage the commercial use of radio frequency identification (RFID) and related technologies. Dr. Hardgrave is among a select group credited with establishing the business value of RFID technology and founded the Information Technology Research Institute and RFID Lab at the University of Arkansas’ Sam M. Walton College of Business. Prior to joining the University of Memphis, Dr. Hardgrave served four years as Auburn University's Provost and Senior Vice President for Academic Affairs and eight years as dean of Auburn's Harbert College of Business. Dr. Hardgrave served 17 years at the University of Arkansas in the Sam M. Walton College of Business, eventually holding the Edwin & Karlee Bradberry Chair in Information Systems. Dr. Hardgrave has also served on numerous professional boards and committees and currently serves on the GS1 US Executive Leadership Committee.

Dr. Hardgrave brings to our Board an established record of strategic leadership and innovation across a variety of industries and organizations ranging from entrepreneurial start-up companies to some of the country’s largest universities.

Glenda E. Hood (Independent)
Director Since: 2019 Age: 73 Committees: Audit (Chair) Compensation

Ms. Hood served as Secretary of State for the State of Florida from 2003 to 2005 and served three terms as Mayor and Chief Executive Officer for the City of Orlando, Florida, spanning from 1992 to 2003. Since 2006, Ms. Hood has provided business development and consulting services as President and Chief Executive Officer of Hood Partners, LLC, and also provides strategic consulting services to business, government and civic leaders across the country through triSect, a firm she founded in 2010. In addition, since 2008, Ms. Hood has served on the Board of Directors and Executive Committee for each of SantaFe HealthCare and Axiom Bank, NA, and currently serves as Chair of each. She has also served as a director for engineering services firm Baskerville-Donovan, Inc. since 2006. Ms. Hood previously served on the Board of Directors and Audit Committee for energy services provider Allete (NYSE: ALE) from 2000 to 2003, and on the Board of Directors and Audit, Finance & Budget and Quality Committees for AvMed Health Plans from 2006 to 2008. Ms. Hood also currently serves in advisory roles for a variety of other civic and community organizations.

Ms. Hood brings to our Board over 40 years of valuable business, organizational and political leadership experience spanning multiple industries and sectors.

Robert W. Humphreys
Director Since: 1999 Age: 66 Committees: None

Mr. Humphreys is the Chairman and Chief Executive Officer of Delta Apparel, Inc. He has served as Chairman of our Board since 2009 and as our Chief Executive Officer throughout our 23-year existence as a publicly-traded company. Mr. Humphreys also previously served as President of Delta Apparel, Inc. for more than 10 years. From April 1999 until December 1999, Mr. Humphreys served as President of the Delta Apparel division of Delta Woodside Industries, Inc. In 1998, he was named Vice President of Finance and Assistant Secretary of Delta Woodside Industries, Inc. and served in that capacity until November 1999. From 1987 to May 1998, Mr. Humphreys served as President of Stevcoknit Fabrics Company, the former knit fabrics division of a subsidiary of Delta Woodside Industries, Inc. Mr. Humphreys has over 35 years of experience in the textile and apparel industry, including senior leadership roles in operations and finance. Under his direction, the Company has grown from a commodity t-shirt manufacturer to a diverse, branded apparel company and leader in the direct-to-garment digital print market.

Mr. Humphreys' long history with the Company, combined with his extensive executive leadership and operating experience in the apparel industry, makes him particularly well-suited to be our Chairman and serve on our Board.

Delta Apparel, Inc. - 7 - Proxy Statement

Sonya E. Medina (Independent)
Director Since: 2022 Age: 48 Committees: Audit Corporate Governance

Ms. Medina has served as the President and Chief Executive Officer of Reach Resilience, an Endeavors Foundation, since May 2022, as a co-founder of Greenlight Growth Capital, LLC since January 2022, and as an independent consultant since July 2013.  She previously served as Vice President of Community & External Affairs for Silver Eagle Distributors from January 2009 to June 2013.  Prior to January 2009, Ms. Medina served as a White House commissioned officer for seven years in the capacity of Deputy Assistant to the President for Domestic Policy and Director of Projects to the First Lady as well as a director of the AT&T Global Foundation.  Ms. Medina has served on the Board of Directors for Papa John's International, Inc. (NASDAQ: PZZA) since September 2015 and currently serves on its Compensation and Corporate Governance/Nominating Committees.  Since September 2023, Ms. Medina has served on the Board of Directors of TKO Group Holdings, LLC (NYSE: TKO) and currently serves on its Audit and Compensation Committees. Ms. Medina is recognized for her corporate social responsibility, social impact, sustainability, and brand management acumen and has a proven track record of driving business turnarounds, operations set-up and efficiencies, innovation, and strategic transformation.  In addition, Ms. Medina was recognized in 2021 by Directors & Boards as a 2022 Director to Watch: Racial and Ethnic Diversity, founded the Latina Leadership Institute, and currently serves on the Next Gen Board Leaders Advisory Council, a joint initiative launched by NASDAQ, Spencer Stuart and Boardroom Resources.

Ms. Medina brings to our Board over 22 years of multi-industry and federal government experience, including significant expertise in public affairs and related matters.

A. Alexander Taylor, II (Lead Independent Director)
Director Since: 2016 Age: 70 Committees: Compensation Corporate Governance (Chair)

Mr. Taylor served as Chairman and Chief Executive Officer of FGX International, Inc. (NASDAQ: FGXI), a worldwide producer and marketer of eyeglasses and sunglasses, from 2005 to 2013, and as a consultant to FGX from July 2013 until June 2014. Mr. Taylor served as President and Chief Operating Officer of Chattem, Inc. (NASDAQ: CHTT), a consumer products company, from 1998 to 2005, and was previously an attorney with Miller & Martin PLLC in Chattanooga, Tennessee from 1978 to 1998. Mr. Taylor served on the Board of Directors of Zoe's Kitchen, Inc. (NYSE: ZOES) from April 2015 to November 2018, including service on its Audit Committee and as Chair of its Compensation Committee. Mr. Taylor currently serves on the boards of several privately-held and private equity-sponsored companies as well as several nonprofit organizations. Mr. Taylor formerly served as an Adjunct Professor at the Charleston School of Law and formerly served as Chair of the Board of Trustees of Furman University, where he continues to serve as a trustee.

Mr. Taylor brings to our Board extensive consumer brand and retail experience in a variety of industries and functional areas, including executive leadership, operations, finance, legal and public company governance.

David G. Whalen (Independent)
Director Since: 2017 Age: 66 Committees: Compensation (Chair) Audit

Mr. Whalen served as President, Chief Executive Officer and a director of the A.T. Cross Company (subsequently Costa Inc., NASDAQ: ATX) from 1999 to 2014 when the company was sold. A.T. Cross manufactured and marketed writing instruments and personal accessories under the Cross brand name and premium sunglasses under the Costa brand name. From 1991 to 1999, Mr. Whalen held various senior positions with Bausch & Lomb, Inc., including Corporate Vice President, President Europe, Middle East and Africa Division and President North America Ray-Ban Division. Earlier in his career Mr. Whalen worked for the G. Heilman Brewing Company and was a consultant for Booz Allen Hamilton. Mr. Whalen serves on the Board of Directors of POOL Corporation (NASDAQ: POOL) and is a member of its Corporate Governance, Compensation, Audit and Strategic Planning committees.

Mr. Whalen brings to our Board extensive marketing, financial, operational, and executive leadership experience across multiple companies, industries, and geographies, including several large companies with consumer-facing strategies. In addition, Mr. Whalen’s business acquisition and integration experience provides our Board with valuable strategic depth and insight.

Delta Apparel, Inc. - 8 - Proxy Statement

PROPOSAL NO. 2:  Advisory Vote on Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires each publicly-traded company to hold a shareholder advisory vote on the compensation of its named executive officers, otherwise known as a "Say-on-Pay" vote, at least once every three years. At our 2023 annual meeting of shareholders (the "2023 Annual Meeting"), our shareholders once again indicated a preference that the advisory vote on the compensation of our named executive officers occur on an annual basis.  Subsequently, our Board determined to continue its policy for annual "Say-on-Pay" advisory votes.  In accordance with Section 14A of the Exchange Act, our shareholders are being asked to vote on the following advisory resolution:

Resolved, that the shareholders advise that they approve the compensation paid to the Company's named executive officers as disclosed pursuant to the compensation disclosure requirements of the U.S. Securities and Exchange Commission, including the Executive Compensation section, compensation tables and related narrative discussion provided in this Proxy Statement.

Prior to the 2023 Annual Meeting, our executive officer compensation programs were approved by our shareholders every year from 2011 through 2022 by an average of approximately 98% of the shares represented at each applicable annual meeting (excluding abstentions and broker non-votes).  However, just 39.5% of the shares represented at our most recent annual meeting of shareholders were cast in favor of our programs. To gain a better understanding of any specific shareholder concerns regarding our programs, we reached out to our largest shareholders who represented 4,172,453 of our outstanding shares (measured as of June 30, 2023) and approximately 66% of our public float.  We ultimately spoke with 12 of our 20 largest shareholders representing 3,409,624 of our outstanding shares (measured as of June 30, 2023) and approximately 54% of our public float.  At least one member, and typically multiple members, of our Compensation Committee participated in each of these conversations with our shareholders.

Among the common themes that we heard from shareholders regarding our executive compensation programs included preferences for: (i) incentive programs based on Company performance rather than service or tenure; (ii) “double trigger” change-in-control vesting provisions in our equity incentive awards; (iii) more thorough disclosure in our proxy statement regarding the cash and equity incentive programs in which our executive officers participate; and (iv) the exclusion of companies much larger than our Company from revenue, market capitalization and/or other financial perspectives from the peer group we utilized for executive compensation purposes. A detailed summary of these common themes is provided in the “Executive Compensation” section of this Proxy Statement beginning on page 23.

We have made a variety of significant adjustments and forward-looking commitments with respect to our executive compensation programs based on the input we received from our shareholders and the results of our most recent Say-on-Pay vote, and that feedback has influenced, and will continue to influence, our executive compensation decisions going forward. For example, we: (i) retained an independent compensation consultant to review our programs and our peer group; (ii) committed to structure of all future equity awards to our executive officers to be at least 50% performance-based; (iii) committed to structure all future equity awards to contain “double-trigger” change-in-control vesting provisions and amended our equity award plan to require “double trigger” vesting for all awards granted after August 2, 2023; (iv) committed to provide more fulsome disclosure regarding our incentive compensation programs; and (v) adjusted our peer group to remove two significantly larger companies and added seven companies with financial profiles more similar to ours. A detailed summary of these adjustments and forward-looking commitments is provided and discussed throughout the Executive Compensation section of this Proxy Statement beginning on page 23.

We are confident that the actions we have taken and the commitments we have made with respect to our executive compensation programs address the common themes expressed by our shareholders. Moreover, our Board's Compensation Committee remains committed to designing executive compensation programs that align the interests of our shareholders and executives, establish a strong link between executive pay and Company performance, and attract, retain and reward executive management talent in line with market practices. At the same time, we believe our compensation programs are appropriately measured, do not encourage excessive risk-taking by our executive team, and strike the appropriate balance between utilizing responsible pay practices and effectively motivating our executives to dedicate themselves to the interests of our shareholders.

For these reasons, the Board requests that you approve the Company's executive compensation programs, policies and practices for our named executive officers as described in this Proxy Statement, including the Executive Compensation section, compensation tables and related narrative discussions. Because your vote is advisory, it will not be binding on our Board, our Compensation Committee, or the Company, and we will not be required to take any action as a result of the outcome of the vote on this proposal. However, our Compensation Committee will, as always, carefully consider the voting results when making future decisions regarding executive compensation arrangements.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE COMPANY'S POLICIES AND PRACTICES ON EXECUTIVE COMPENSATION FOR OUR NAMED EXECUTIVE OFFICERS.

Delta Apparel, Inc. - 9 - Proxy Statement

PROPOSAL NO. 3:  Ratification of the Appointment of Independent Registered Public Accounting Firm

Each year our Audit Committee evaluates and considers the qualifications, independence, compensation and performance of our independent registered public accounting firm. In evaluating our independent registered public accounting firm's qualifications and performance, our Audit Committee considers the firm's independence, integrity, and controls and procedures as well as its expertise specific to the Company's business and the regions in which the Company operates. Our Audit Committee also considers the quality of our independent registered public accounting firm's work and communications, the effectiveness of its personnel assigned to the Company's engagement, the appropriateness of its fees, the length of its engagement with the Company and the content of reports issued by the Public Company Accounting Oversight Board regarding the firm. In evaluating our independent registered public accounting firm and considering whether to retain it, our Audit Committee also considers the potential impacts of changing independent registered public accounting firms.

Our Audit Committee is responsible for appointing, determining compensation for, and overseeing the work of our independent registered accounting firm. In addition, our Audit Committee is required to pre-approve all audit and non-audit services and fees charged by our independent registered accounting firm.

In addition to all required communications between our Audit Committee and independent registered public accounting firm, our Audit Committee and independent registered public accounting firm periodically communicate regarding the Company's testing and evaluation of its internal controls, risk management efforts, accounting system and related information technology matters, subsidiaries, and tax and legal matters.

Based on its evaluation, the Audit Committee has appointed Ernst & Young LLP ("EY") to serve as our independent registered public accounting firm for our 2024 fiscal year.  EY has audited our financial statements since our 2016 fiscal year.

Although our Bylaws do not require that shareholders ratify the appointment of our independent registered public accounting firm, our Board believes that submitting the appointment of the independent registered public accounting firm for shareholder ratification at the Annual Meeting is appropriate from a corporate governance perspective. In the event that our shareholders do not ratify the appointment of EY, our Audit Committee will reconsider the appointment (but is not required to appoint a different independent registered public accounting firm). Even if the appointment is ratified, our Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the fiscal year if our Audit Committee believes that such a change would be in the Company’s best interests and the best interests of our shareholders.

Representatives of EY are expected to be present at the Annual Meeting and such representatives will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from shareholders.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF EY AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR 2024 FISCAL YEAR.

Independent Registered Public Accounting Firm Fees

Fiscal Years 2023 & 2022

(Amounts in thousands)

	2023	2022
Audit Fees	$1,711	$1,121
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	48	—
Total	$1,759	$1,121

“Audit Fees” consist of fees billed for professional services rendered for audits of our fiscal year 2023 and fiscal year 2022 consolidated annual financial statements, audits of internal control over financial reporting for our fiscal year 2023 and fiscal year 2022, reviews of the interim consolidated financial statements included in quarterly reports, and services that are normally provided by our independent registered accounting firm in connection with SEC filings, including issuance of consents. “Audit-Related Fees” consist of fees billed for assurance and related services by the principal accountant that are reasonably related to the performance of the audit or review of the registrant’s financial statements that are not reported under “Audit Fees.” We did not incur any Audit-Related Fees in fiscal years 2023 or 2022 nor any fees for tax services performed by EY in fiscal years 2023 and 2022. “All Other Fees” relate to professional advisory services performed by EY.

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Audit Committee Pre-Approval Policies and Procedures

It is our Audit Committee's policy to pre-approve all audit and permitted non-audit services proposed to be performed by our independent registered public accounting firm. The pre-approval process is typically as follows: Audit Committee pre-approval is sought at one of the committee’s regularly scheduled meetings following the presentation of information at such meeting detailing the particular services proposed to be performed. The authority to pre-approve non-audit services may be delegated by the Audit Committee, pursuant to guidelines approved by the committee, to one or more members of the committee. All audit and permitted non-audit services performed by our independent registered public accounting firm for fiscal year 2023 were pre-approved by our Audit Committee. The committee has authorized our principal financial officer to engage our independent registered public accounting firm to perform certain non-audit services that the committee believes would not impair independence in an amount not to exceed $10,000.

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Report of the Audit Committee

Our Audit Committee assists our Board in its oversight of the integrity of the Company’s financial statements; compliance with legal and regulatory requirements; the appointment, qualifications, independence, compensation and performance of the independent registered public accounting firm; and the performance of the internal audit function. Our Audit Committee is comprised entirely of independent directors who meet independence, experience and other qualification requirements of the NYSE American and the SEC. In addition, our Board has determined that Anita D. Britt and J. Bradley Campbell each qualify as an audit committee financial expert as defined by SEC rules and regulations.

Management is responsible for our financial reporting process, including our internal control over financial reporting, and for the preparation of our consolidated financial statements, in accordance with generally accepted accounting principles. Our independent accountants are responsible for expressing an opinion on the financial statements and the effectiveness of the Company's internal control over financial reporting, based on an audit conducted in accordance with generally accepted auditing standards. Our Audit Committee's responsibility is to oversee and review these processes. Our Audit Committee relies, without independent verification, on the information provided to us and on the representations made by management and the independent registered public accounting firm.

The Audit Committee hereby reports as follows:

•	The Audit Committee appointed EY as the Company's independent registered public accounting firm for fiscal year 2023.

•

The Audit Committee has reviewed and discussed the audited financial statements for the year ended September 30, 2023, as well as the internal controls over financial reporting as of September 30, 2023, with the Company’s management.

•	The Audit Committee has discussed with EY the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

•

The Audit Committee has received the written disclosures and the letter from EY required pursuant to Public Company Accounting Oversight Board requirements and has discussed with EY its independence from the Company.

In determining EY’s independence, the Audit Committee also considered whether the provision of any non-audit services provided to the Company is compatible with maintaining its independence. The Audit Committee received regular updates on EY’s fees and the scope of audit and any non-audit services it provided. All such services were provided consistent with applicable rules and our pre-approval policies and procedures.

Based on our discussions with management, internal auditors and EY, and our review of the audited financial statements, including the representations of management and EY with respect thereto, and subject in all cases to the limitations on our role and responsibilities referred to above and set forth in our charter, the Audit Committee recommended to the Board that the Company's audited consolidated financial statements for the fiscal year ended September 30, 2023, be included in the Company's Annual Report on Form 10-K.

AUDIT COMMITTEE:

Anita D. Britt

Timothy E. Brog

J. Bradley Campbell

Glenda E. Hood (Chair)

Sonya E. Medina

David G. Whalen

Delta Apparel, Inc. - 12 - Proxy Statement

Corporate Governance

Overview

We believe that good corporate governance practices not only reflect our values as a Company but also support strong strategic growth and financial performance. Each committee of our Board has a charter, which can be found on the "Corporate Governance" tab of the "Investors" page of our website located at www.deltaapparelinc.com, that spells out the committee's assigned roles and responsibilities. In addition, our Board has established policies and procedures that address matters such as chief executive officer and key management succession planning, transactions with related persons, risk oversight, communications with the Board by shareholders and other interested parties, as well as the independence and qualifications of our directors. The following discussion provides insight into how our Board has implemented these policies and procedures to benefit our Company and our shareholders.

Director Independence

Our Board evaluates the independence of each director in accordance with applicable laws and regulations and the listing standards of the NYSE American. Generally, an “independent director” is a director who is not also an officer or employee of the Company or any parent or subsidiary of the Company. In addition, no director qualifies as independent unless the Board affirmatively determines that the director does not have a material relationship with the Company that would interfere with the exercise of independent judgment. Our Board has reviewed the relationships between each member of the Board and the Company and determined that with the exception of Robert W. Humphreys, our Chairman and Chief Executive Officer, each of our current directors and each individual standing for election is “independent” as required by applicable laws and meets the applicable NYSE American independence requirements. Each director is required to keep the Board fully and promptly informed of any developments that might affect his or her independence, and the Board regularly reviews the continuing independence of the directors.

Code of Ethics and Business Conduct

We maintain a code of ethics and business conduct known as our Ethics Policy Statement that applies to all employees, officers and directors, including, but not limited to, our Chief Executive Officer and our Chief Financial Officer (or principal financial officer). Our Ethics Policy Statement covers topics such as conflicts of interest, insider trading, competition and fair dealing, discrimination and harassment, confidentiality, anti-corruption, compliance procedures and employee complaint and reporting procedures. Our Ethics Policy Statement is available without charge on the "Corporate Governance" tab of the "Investors" page of our website located at www.deltaapparelinc.com under "Governance Documents." Any amendments or waivers to provisions of our Ethics Policy Statement that are applicable to our Chief Executive Officer, Chief Financial Officer (or principal financial officer), Chief Accounting Officer, controller or persons performing similar functions will be posted on our website. There were no waivers of the provisions of our Ethics Policy Statement for our Chief Executive Officer, principal financial officer, or any director, senior financial officer or other executive officer during our fiscal year 2023.

Board Leadership Structure

Our governance documents provide the Board with flexibility to select the appropriate leadership structure for the Company. Our Board does not have a policy regarding whether the roles of Chairman of the Board and Chief Executive Officer should be separate and, if they are to be separate, whether the Chairman of the Board should be selected from our non-employee directors or be an employee of the Company. Our Board believes that it should be free to determine the leadership structure that is in the best interests of the Company and our shareholders based on the particular circumstances in effect from time to time.

During fiscal year 2023, Robert W. Humphreys served as the Chairman of our Board and as Chief Executive Officer. Mr. Humphreys is the director most familiar with our business and industry, and possesses intimate knowledge of the issues, opportunities and challenges facing us and our business. Our Board believes this combined position is in the current best interest of our Company, as it makes the best use of Mr. Humphreys’ extensive experience and qualifications within the apparel industry and in-depth knowledge of our markets, helps provide strong, unified leadership and direction on important strategic initiatives to both management and our Board, and leverages the insight gained from the combined role to most effectively lead our Company. We believe that our overall corporate governance policies and practices, combined with the presence of a Lead Independent Director, adequately address any governance concerns raised by the dual Chairman and Chief Executive Officer role.

Lead Independent Director

A. Alexander Taylor, II has served as our Lead Independent Director since February 2021. Our Lead Independent Director is appointed by the independent members of our Board, generally serves for a term of at least one year, and is empowered to carry out a number of critical responsibilities. In addition to serving as a liaison between the Chairman and the independent directors, our Lead Independent Director presides at executive sessions of the Board and at meetings at which our Chairman is not present, approves meeting schedules to ensure there is sufficient time for discussion of agenda items, advises on and approves meeting agendas and information provided for Board meetings and meetings of independent directors, calls meetings of the independent directors as appropriate, and is available for direct communication with shareholders. The Lead Independent Director, along with our other non-employee directors, also provides independent oversight of management and the Company’s strategy.

Delta Apparel, Inc. - 13 - Proxy Statement

Board Committees

Our Board delegates certain responsibilities and authority to its various committees and these committees regularly report on their activities and actions to the full Board. The Board currently has an Audit Committee, a Compensation Committee and a Corporate Governance Committee (which serves as our nominating committee) and may also appoint other committees from time to time. Each of the members of the Audit Committee, Compensation Committee, and Corporate Governance Committee has been determined by the Board to be independent as required by applicable legal requirements and meets applicable NYSE American independence standards and, in the case of our Audit Committee, the independence requirements established by the SEC. Each committee’s activities are governed by a written committee charter, which is available without charge on the "Corporate Governance" tab of the "Investors" page of our website located at www.deltaapparelinc.com, or by sending a request in writing to Justin M. Grow, Executive Vice President & Chief Administrative Officer, at 2750 Premiere Parkway, Suite 100, Duluth, Georgia 30097.

The following table details the membership of each of our Board committees during our 2023 fiscal year, as well as the expected committee membership in our 2024 fiscal year.

Board Committee Composition

Fiscal Years 2023 & 2024

	Fiscal Year 2023			Fiscal Year 2024
Director Name	Audit	Compensation	Governance	Audit	Compensation	Governance
Anita D. Britt	X		X	X		X
Timothy E. Brog				X		X
J. Bradley Campbell	X		X	X		X
Dr. Bill C. Hardgrave		X	X		X	X
Glenda E. Hood	C	X		C	X
Robert W. Humphreys
Sonya E. Medina	X		X	X		X
A. Alexander Taylor, II		X	C		X	C
David G. Whalen	X	C			C

C - Committee Chairperson
X - Committee Member

Audit Committee. Our Audit Committee is a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. Our Audit Committee serves as an independent and objective party to oversee and monitor the financial and reporting processes of the Company, including the general quality of the Company's financial statements and reporting, the audits of the Company's financial statements and the Company’s accounting and internal controls and policies. Our Audit Committee appoints, evaluates, and, when appropriate, replaces the independent registered public accounting firm engaged to audit our financial statements. The independent auditors report directly to our Audit Committee, and our Audit Committee determines the compensation and other terms of the engagement and oversees their work. Our Audit Committee also monitors and reviews our compliance with legal and regulatory requirements as well as our procedures with respect to maintaining books and records, the adequacy and implementation of internal auditing, accounting, disclosure, and financial controls, and our policies concerning financial reporting and business practices. In addition, our Audit Committee is responsible for establishing procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission of concerns regarding questionable accounting or auditing matters.

After considering relationships between each member of our Audit Committee and the Company and its subsidiaries and reviewing the qualifications of the members of our Audit Committee, our Board has determined that each member of our Audit Committee meets all applicable independence and financial literacy requirements as defined in NYSE American governance standards and applicable SEC regulations.  In addition, our Board has determined that Anita D. Britt and J. Bradley Campbell each qualify as an audit committee financial expert as defined by SEC rules and regulations.

Delta Apparel, Inc. - 14 - Proxy Statement

Compensation Committee. Our Compensation Committee develops our overall compensation philosophy and programs, reviews and determines compensation, including salaries, bonuses and equity compensation, for our named executive officers other than our Chief Executive Officer (which is collectively confirmed by the independent members of our Board), and reviews and determines director compensation. Our Compensation Committee also oversees, reviews and administers all of the Company’s executive compensation plans and programs, including equity compensation plans and plans pursuant to which performance-based compensation may be granted. Our Compensation Committee is authorized to delegate its responsibilities as it deems necessary or appropriate.

After considering relationships between each member of our Compensation Committee and the Company and its subsidiaries and reviewing the qualifications of the members of our Compensation Committee, our Board has determined that each member of our Compensation Committee meets all applicable independence requirements as defined in NYSE American governance standards.

Corporate Governance Committee. Our Corporate Governance Committee develops and recommends to the Board corporate governance standards for business conduct and ethics, oversees the annual self-evaluation of the Board and its committees, and makes recommendations concerning the structure and membership of the Board's committees. Our Corporate Governance Committee also oversees the performance evaluation of the Chief Executive Officer and succession planning with respect to the Chief Executive Officer as well as the other executive officers of the Company. Our Corporate Governance Committee also serves as the Board's nominating committee and identifies, interviews and recommends director nominees for election or appointment to the Board pursuant to written guidelines approved by the Board.

The Board’s Role in Risk Oversight

Our Board oversees and assesses our enterprise and strategic risk management processes. This risk oversight responsibility is enabled by management reporting processes designed to provide visibility to the Board regarding the identification, assessment and management of critical risks and associated risk mitigation strategies. Our Board recognizes that it is neither possible nor prudent to eliminate all risk and that properly measured risk-taking is essential for the Company to be competitive and to achieve its strategic objectives.

Our Board implements its risk oversight function both as a whole and through its committees. Oversight responsibility for particular areas of risk is allocated among the Board committees according to the committee’s area of responsibility as reflected in its charter. In particular:

•

The full Board oversees strategic, financial and operational risks and exposures associated with our annual business plans and other current matters that may present material risk to the Company’s operations, strategies, prospects, or reputation. The full Board's risk oversight responsibility includes risks and exposures related to cybersecurity matters.

•

Our Audit Committee regularly reviews and oversees the risks associated with financial matters, particularly financial reporting, tax, accounting, disclosure, internal control over financial reporting, financial policies, credit and liquidity matters, compliance with legal and regulatory matters, including environmental matters, and the Company's related risk management policies.

•

Our Compensation Committee oversees risks associated with attraction and retention of executive talent, management development and compensation philosophy and programs, including a periodic review of compensation programs to ensure that they do not encourage excessive risk-taking.

•

Our Corporate Governance Committee oversees risks associated with governance matters, including our Ethics Policy Statement, succession planning for our directors, Chief Executive Officer and other named executive officers, and the structure and performance of the Board and its committees.

Our Board believes that its leadership structure properly supports its risk oversight functions and responsibilities in that the appropriate directors chair the various committees involved in risk oversight, there is open communication between management and directors, and all directors are involved in the risk oversight function.

Board Meetings, Attendance & Executive Sessions

Our Board and its committees meet throughout the year on a set schedule and hold special meetings and act by written consent from time to time as appropriate. Directors are expected to make every effort to attend meetings of the Board, assigned committees and annual meetings of shareholders. All current directors attended 100% of the aggregate meetings held by the Board and their assigned committees during the period for which they served on the Board or such committees during fiscal year 2023. During fiscal year 2023, our Board held five in-person meetings and four telephonic meetings, our Audit Committee held three in-person meetings and one telephonic meeting, our Compensation Committee held four in-person meetings and one telephonic meeting, and our Corporate Governance Committee held three in-person meetings and one telephonic meeting. All of our then-serving directors attended our most recent annual meeting of shareholders. Although we do not have a formal policy regarding director attendance at annual meetings of shareholders, each director is encouraged and expected to attend the Annual Meeting.

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Independent directors meet regularly in executive session with no members of management present. Our Company's Lead Independent Director presides at each executive session. Throughout the year, our directors communicate informally with management on a variety of topics, including suggestions for Board or committee meeting agenda topics, recent developments, and other matters of interest to the Company.

Retention of Independent Advisors

Our Board is authorized and empowered to retain independent advisors and consultants when it deems appropriate, and the charter for each of its committees empowers each committee to retain independent advisors and consultants when appropriate.

Succession Planning

In light of the critical importance of executive leadership to our success, our Board has a chief executive officer and key management succession planning process that is led by its Corporate Governance Committee. Our Corporate Governance Committee is charged with the responsibility of identifying and evaluating candidates to succeed our Chief Executive Officer and to report to the Board on the status of the succession plan. Our Corporate Governance Committee also reviews the potential internal candidates for each of our critical senior management positions and identifies areas of growth for those candidates that will best enable them to fill any anticipated or emergency leadership needs. Where there is not a satisfactory internal candidate for a position, our Board considers whether outside candidates are likely to be available in a timely manner and whether other alternatives need to be considered.

Declassified Board

Our Board of Directors is not classified and is elected annually.

Director Nominations

Our Corporate Governance Committee identifies potential director candidates through a variety of means, including recommendations from members of the Board, suggestions from Company management, and shareholder recommendations. Our Corporate Governance Committee may also, in its discretion, engage director search firms to identify candidates. During fiscal year 2023, our Corporate Governance Committee did not retain the services of any director search firm and accordingly, no fees were paid to a director search firm or other third party to assist in identifying and evaluating director candidates.

Shareholders may recommend director candidates for consideration by the Corporate Governance Committee by submitting a written recommendation to the Corporate Governance Committee, c/o Justin M. Grow, Executive Vice President & Chief Administrative Officer, Delta Apparel, Inc., 2750 Premiere Parkway, Suite 100, Duluth, Georgia 30097, or by email to justin.grow@deltaapparel.com. The recommendation should include (i) the name, address and telephone number of the nominating shareholder, (ii) the nominee’s name, address, telephone number, qualifications (including principal occupation and employment history), and written consent to be named as a nominee in the Company’s proxy statement and to serve as a director, if elected, and (iii) the additional information regarding the nominating shareholder and nominee required by our Bylaws. Pursuant to our Bylaws, the recommendation must be received not less than 120 days prior to the first anniversary of the prior year annual meeting. A shareholder or group of shareholders who intend to solicit proxies in support of nominees other than our nominees must provide proper written notice that sets forth all information required by Rule 14a-19 under the Exchange Act to our Corporate Secretary no later than December 22, 2024.  The notice requirement under Rule 14a-19 is in addition to the applicable advance notice requirements under our Bylaws. A copy of our Bylaws may be obtained by submitting a written request to the Corporate Secretary of the Company.

Our Board has adopted qualification standards for the selection of independent nominees for director that can be found on the "Corporate Governance" tab on the "Investors" page of our website at www.deltaapparelinc.com under "Governance Documents." As provided in these standards, at a minimum, a nominee for our Board must (i) be over 21 years of age at the time of election, (ii) have experience in a position with a high degree of responsibility in a business or other organization, (iii) be able to read and understand basic financial statements, (iv) possess integrity and have high moral character, (v) be willing to apply sound, independent business judgment, and (vi) have sufficient time to devote to our Company.

We do not have a formal policy regarding Board member diversity; however, our Corporate Governance Committee considers diversity in selecting nominees for director and in the re-nomination of an incumbent director. Our Corporate Governance Committee views diversity broadly, including gender, ethnicity, differences of viewpoint, geographic location, skills, education, and professional and industry knowledge and experience, among other factors, and its goal is to nominate candidates from a broad range of experiences and backgrounds. We believe that a variety and balance of perspectives on our Board can result in more thoughtful discussions and deliberations.

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In considering the re-nomination of an incumbent director, our Corporate Governance Committee reviews the director’s overall service to the Company during his or her term, including the number of meetings attended, level of participation and quality of performance, as well as any special skills or diversity that such director brings to our Board. In evaluating incumbent directors and all potential new directors, our Corporate Governance Committee considers, among other things, the candidate’s leadership, strategic, and/or policy-setting experience; experience and expertise that is relevant to our business; experience that provides our Board with a diversity of backgrounds; technical or other specialized expertise; and whether the candidate has high ethical character and a reputation for honesty, integrity and sound business judgment. All director candidates, whether recommended by shareholders or identified by other means, are initially screened by our Corporate Governance Committee, which may seek additional background and qualification information on the candidate. With respect to new director candidates who pass the initial screening, our Corporate Governance Committee conducts interviews with the candidates and then meets to discuss and consider each candidate’s qualifications and potential contributions to our Board and determines by majority vote whether to recommend such candidates to our Board. The final decision to either appoint a candidate to fill a vacancy between annual meetings of shareholders or include a candidate on the slate of nominees proposed at an annual meeting of shareholders is made by our Board.

Board Self-Evaluation

Our Board of Directors annually evaluates and assesses its performance and effectiveness as well as that of its committees. This assessment includes a comprehensive review of our Board's composition, responsibilities, leadership and committee structure, processes, and effectiveness.

Communication with Directors

Shareholders and other interested parties desiring to communicate directly with our Board of Directors or any individual director may do so in writing addressed to the intended recipient or recipients, c/o Justin M. Grow, Executive Vice President & Chief Administrative Officer, Delta Apparel, Inc., 2750 Premiere Parkway, Suite 100, Duluth, Georgia 30097, or by email to justin.grow@deltaapparel.com. All such communication will be reviewed by our Corporate Secretary, with communications determined to be solicitations, junk mail, communication primarily commercial or operational in nature, or that request general information regarding the Company redirected as appropriate. All other communications will be promptly forwarded to the applicable member(s) of our Board or to the collective Board, as requested in the communication.

Issues or concerns regarding accounting, internal accounting controls or audit matters or possible violations of the Company's Ethics Policy Statement should be communicated pursuant to the terms of the Ethics Policy Statement, which is available without charge on the "Corporate Governance" tab on the "Investors" page of our website located at www.deltaapparelinc.com under "Governance Documents."

Related Party Transactions

Our Board is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. Our Board has adopted written policies and procedures with respect to these transactions that define related party transactions and provide a list of transactions which are excluded from the policy, such as executive officer compensation, director compensation, and transactions where all security holders receive proportional benefits. On an annual basis, each director and executive officer is obligated to complete a questionnaire that requires disclosure of any transactions with the Company in which the director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest. Our related party transactions policy requires that the Audit Committee review proposed related party transactions, and if approved, oversee them if they are (i) required to be disclosed pursuant to SEC rules, or (ii) subject to review and oversight by the Audit Committee under applicable listing requirements of the NYSE American. Our policy is to approve a related party transaction only if it is in, or not inconsistent with, the best interests of the Company and its shareholders. When reviewing a proposed transaction, the Audit Committee is to consider, among other factors, whether the terms of the transaction are fair and on the same basis as would apply if the transaction did not involve a related party, the business reasons for the transaction, the impact of the transaction on the independence of an independent director, and whether it would represent an improper conflict of interest based on several specified criteria. The Company has not entered into any related party transactions which are required to be disclosed in the proxy statement.

Clawback Policy

On November 14, 2023, our Compensation Committee adopted the Delta Apparel, Inc. Clawback Policy, which provides for the recoupment of certain incentive compensation in the event that the Company is required to prepare an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws or as otherwise provided under the policy.  This policy is designed to comply with Section 10D of the Exchange Act, Rule 10D-1 adopted thereunder, and applicable exchange listing standards.  As such, the policy will be interpreted and enforced in accordance with Rule 10D-1 of the Exchange Act and NYSE American listing standards.

Delta Apparel, Inc. - 17 - Proxy Statement

Insider Trading and Hedging Policy

We maintain an insider trading policy that prohibits the purchase or sale of Company securities while being aware of material, non-public information about the Company as well as the disclosure of such information to others who may trade in securities of the Company. Our insider trading policy also prohibits our directors, executive officers and employees from engaging in hedging activities or other short-term or speculative transactions in the Company's securities such as short sales, puts, calls or any similar transaction involving the Company's securities.

Director and Executive Officer Stock Ownership and Retention Guidelines

To better align the interests of our directors and senior management team with our shareholders and to further demonstrate a commitment to the Company and its future well-being, our Board of Directors has adopted minimum stock ownership requirements and guidelines with respect to our non-employee directors and certain of our executive officers. These guidelines require our non-employee directors to retain throughout their entire tenure with our Board at least 50% of all shares received as compensation for their Board service. In addition, these guidelines require individuals in the following executive officer positions to maintain ownership of a minimum amount of Company stock equal to that indicated below.

Executive Officer Stock Ownership Guidelines

Title	Stock Ownership Requirement
Chief Executive Officer	4 times annual base salary
Chief Financial Officer	2 times annual base salary
Chief Operating Officer	2 times annual base salary

The covered executives are granted certain time periods within which to gain compliance with the ownership requirements and are subject to mandatory share retention provisions until compliance is achieved. Our Corporate Governance Committee is responsible for monitoring compliance with these guidelines. As of September 30, 2023, these ownership requirements were satisfied by the applicable covered executive.

Director Resignation Policy

The Company's Board of Directors maintains a target director retirement age of 72. Upon any director reaching the age of 72, each such situation is reviewed on a case-by-case basis to determine what is in the best interests of the Company. The Company's Board of Directors also maintains a policy requiring directors that experience a substantive change in their occupation or career to offer their resignation to the Corporate Governance Committee, which will review each such situation on a case-by-case basis to determine what is in the best interests of the Company.

Service on Outside Boards

In September 2022, our Corporate Governance Committee amended our Director Nomination Policy to (i) limit the total number of public company boards on which the Company's directors can serve to no more than three, and (ii) give all incumbent directors until September 2024 to comply with this new requirement. As of January 2, 2024, none of the Company's directors served on more than one other public company board of directors with the exceptions of Ms. Britt, who serves on three other public company boards, and Ms. Medina, who serves on two other public company boards. The Company's Director Nomination Policy is available without charge on the "Corporate Governance" tab of the "Investors" page of our website located at www.deltaapparelinc.com.

Delta Apparel, Inc. - 18 - Proxy Statement

Environmental, Social, and Governance

We aim to disclose and communicate transparently any material risks that could affect our stakeholders, and we strive to implement policies and practices that continuously improve the transparency and sustainability of our supply chain. The Environmental, Social, and Governance (“ESG”) disclosures within our Annual Report on Form 10-K filed with the SEC for our fiscal year 2023, along with this definitive Proxy Statement align with the standards issued by the Sustainability Accounting Standards Board (“SASB”) for the Apparel, Accessories, and Footwear industry and with regulations and guidance issued by the SEC. The indicators in our Annual Report and definitive Proxy Statement have been carefully selected to show the most relevant aspects of our performance in the areas of environmental impact, health and safety, responsible raw material sourcing, safe chemical management, and responsible corporate governance.

The table below reflects our disclosures under the standards issued by the SASB for the Apparel, Accessories, and Footwear industry and our response or location of that disclosure within the Annual Report on Form 10-K for fiscal year 2023 under Part I, Item 1. Business:

Topic	Accounting/Activity Metric(a)	Subheading in Form 10-K
Management of Chemicals in Products	CG-AA-250a.1 Discussion of processes to maintain compliance with restricted substances regulations	Conserving the Environment, Using Safe Chemistry
	CG-AA-250a.2 Discussion of processes to assess and manage risks and/or hazards associated with chemicals in products	Conserving the Environment, Using Safe Chemistry
Environmental Impacts in the Supply Chain	CG-AA-430a.1 Percentage of (1) Tier 1 supplier facilities and (2) supplier facilities beyond Tier 1 in compliance with wastewater discharge permits and/or contractual agreement	Conserving the Environment, Managing Water
	CG-AA-430a.2 Percentage of (1) Tier 1 supplier facilities and (2) supplier facilities beyond Tier 1 that have completed the Sustainable Apparel Coalition’s Higg Facility Environmental Module (Higg FEM) assessment or an equivalent environmental data assessment	Conserving the Environment, Monitoring Progress
Labor Conditions in the Supply Chain	CG-AA-430b.1 Percentage of (1) Tier 1 supplier facilities and (2) supplier facilities beyond Tier 1 that have been audited to a labor code of conduct, (3) percentage of total audits conducted by a third-party auditor	Social Responsibility, Monitoring
	CG-AA-430b.2 Priority non-conformance rate and associated corrective action rate for suppliers’ labor code of conduct audits	Social Responsibility, Monitoring
	CG-AA-430b.3 Description of the greatest (1) labor and (2) environmental, health, and safety risks in the supply chain	Social Responsibility, Health and Safety
Raw Materials Sourcing	CG-AA-440a.3 Description of environmental and social risks associated with sourcing priority raw materials	Conserving the Environment, Responsible Sourcing
	CG-AA-440a.4 Percentage of raw materials third-party certified to an environmental and/or social sustainability standard, by standard	Conserving the Environment, Responsible Sourcing
Activity Metric	CG-AA-000.A Number of (1) Tier 1 suppliers and (2) suppliers beyond Tier 1	See note (a) that follows

(a)

Tier 1 suppliers are defined as suppliers that transact directly with the entity, such as finished goods manufacturers (e.g., cut and sew facilities). Suppliers beyond Tier 1 are the key suppliers to the entity’s Tier 1 suppliers and can include manufacturers, processing plants, and providers of raw materials extraction. As a vertically integrated manufacturer and distributor of apparel products, in fiscal year 2023 we manufactured over 90% of our finished goods, with approximately 95% of such goods sewn in our own manufacturing facilities and primarily using fabric internally produced from our textile operations. Unless otherwise noted in the applicable disclosures, we have aligned our disclosures based on environmental and social responsibility metrics for our offshore cut, sew, or decoration facilities in Honduras, El Salvador, and Mexico, our textile facility in Honduras, and our two supplemental fabric vendors that supplied the majority of the fabric that we purchased externally in fiscal year 2023.

Delta Apparel, Inc. - 19 - Proxy Statement

Stock Ownership of Management and Principal Shareholders

Management and Directors

The following table sets forth the number of shares of our common stock and common stock equivalents we believe to be beneficially owned as of the Record Date, January 2, 2024, by (i) our current directors, (ii) our named executive officers, and (iii) all of our current directors and executive officers as a group. Except as otherwise indicated, we believe that all of the individuals listed below have sole voting and investment power over the shares of our common stock identified as beneficially owned.

Stock Ownership of Management and Directors

As of January 2, 2024

Directors and Executive Officers	Common Stock Beneficially Owned		Percentage
	#		%

Carlos E. Encalada Arjona	3,404		*
Anita D. Britt	14,875		*
Timothy E. Brog	51,200		*
Nancy P. Bubanich	3,899		*
J. Bradley Campbell	27,750		*
Justin M. Grow	5,729		*
Dr. Bill C. Hardgrave	1,250		*
Glenda E. Hood	15,063		*
Robert W. Humphreys	471,638		6.7%
Sonya E. Medina	4,250		*
Matthew J. Miller	10,085		*
Jeffery N. Stillwell	60,904		*
A. Alexander Taylor, II	29,881		*
David G. Whalen	22,750	(2)	*
All current directors and executive officers as a group (14 persons)	722,678	(3)	10.3%

* Less than 1% of the shares deemed outstanding.
(2)	Mr. Whalen shares voting and/or investment power with respect to these shares.
(3)	Includes all shares deemed to be beneficially owned by any current director or executive officer.

Delta Apparel, Inc. - 20 - Proxy Statement

Principal Shareholders

The following table sets forth the number of shares of our common stock we believe to be beneficially owned as of January 2, 2024, by each individual, entity or group, excluding the named executive officers named in the Summary Compensation table and our current directors, known to the Company to be the beneficial owner of more than five percent of our common stock. Unless otherwise indicated, we believe that the individuals or entities named in the table have sole voting and investment power with respect to all shares shown.

Stock Ownership of Principal Shareholders

As of January 2, 2024

	Common Stock Beneficially Owned		Percentage
5% Shareholders	#		%
Allspring Global Investments Holdings, LLC 525 Market St., 10th Floor San Francisco, CA 94105	744,711	(1)	10.6%
Forager Fund, LP 2025 3rd Ave. N, Suite 350 Birmingham, AL 35203	579,526	(2)	8.3%
Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, TX 78746	550,371	(3)	7.9%
Wilen Investment Management Corp. 14551 Meravi Drive Bonita Springs, FL 34135	417,336	(4)	6.0%
E. Erwin Maddrey, II 233 North Main Street, Suite 200 Greenville, SC 29601	367,615	(5)	5.3%

(1)	The information set forth above is based on an amendment to Schedule 13G filed jointly by Allspring Global Investments Holdings, LLC (“AGIH”), Allspring Global Investments, LLC (“AGI”), and Allspring Funds Management, LLC (“AFM”) with the SEC on January 13, 2023. In the amendment to Schedule 13G, AGIH reported that it has sole voting power with respect to 717,548 of the above referenced shares and sole dispositive power with respect to 744,711 of the above-referenced shares. In the amendment to Schedule 13G, AGI reported that it has sole voting power with respect to 115,346 of the above-referenced shares and has sole dispositive power with respect to 743,436 of the above-referenced shares. In the amendment to Schedule 13G, AFM reported that it has sole voting power with respect to 602,202 of the above-referenced shares and has sole dispositive power with respect to 1,275 of the above-referenced shares. The address of each of AGIH, AGI, and AFM is 525 Market St., 10th Floor, San Francisco, CA 94105.

(2)	The information set forth above is based on an amendment to Schedule 13D jointly filed by Forager Fund, LP (“Forager”), Forager Capital Management, LLC (“FCM”), Robert MacArthur, and Edward Kissel with the SEC on January 3, 2024. In the amendment to Schedule 13D, Forager reported that it has sole voting power and sole dispositive power with respect to 579,426 of the above-referenced shares. In the amendment to Schedule 13G, FCM reported that it has sole voting power and sole dispositive power with respect to 579,526 of the above-referenced shares. In the amendment to Schedule 13D, Mr. Kissel and Mr. MacArthur each reported that he has shared voting power and shared dispositive power with respect to 579,526 of the above-referenced shares.

(3)	The information set forth above is based on an amendment to Schedule 13G filed by Dimensional Fund Advisors LP (“Dimensional”) with the SEC on February 10, 2023. In the amendment to Schedule 13G, Dimensional reported that it has sole voting power with respect to 540,693 of the above-referenced shares and sole dispositive power with respect to all of the above-referenced shares. In the amendment to Schedule 13G, Dimensional reported that it furnishes investment advice to four investment companies and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts. The amendment to Schedule 13G reported that all of the above-referenced shares were owned by such investment companies, funds, trusts and/or accounts and that Dimensional disclaimed beneficial ownership of such securities.

(4)	The information set forth above is based on an amendment to a Schedule 13G filed by Wilen Investment Management Corp. (“Wilen”) with the SEC on February 8, 2023. In the amendment to Schedule 13G, Wilen reported that it has sole power to vote and/or dispose of the above-referenced shares.

(5)	The information set forth above is based on an amendment to Schedule 13D filed by E. Erwin Maddrey II with the SEC on July 11, 2007, and other information provided to us by Mr. Maddrey.

Delta Apparel, Inc. - 21 - Proxy Statement

Executive Officers

Our current executive officers are listed below. Excluding Ms. Chang, we refer to those listed below as our "named executive officers" or "NEO's" in the Executive Compensation section and elsewhere in this Proxy Statement. Certain information regarding our executive officers is provided below. These individuals are appointed to serve at the discretion of our Board. The primary business address for Mr. Humphreys, Mr. Miller, and Mr. Encalada Arjona is 2750 Premiere Parkway, Suite 100, Duluth, Georgia 30097. Mr. Grow's, Ms. Bubanich's and Ms. Chang's primary business address is 201 West McBee Avenue, Suite 320, Greenville, South Carolina 29601, and Mr. Stillwell's primary business address is 1147 Sixth Avenue, Columbus, Georgia 31901.

Robert W. Humphreys
Chairman and Chief Executive Officer Age:66	Mr. Humphreys is the Chairman and Chief Executive Officer of Delta Apparel, Inc. He has served as Chairman of our Board since 2009 and as our Chief Executive Officer throughout our 23-year existence as a publicly-traded company. Mr. Humphreys also previously served as President of Delta Apparel, Inc. for more than 10 years. Mr. Humphreys serves on the Board of Directors or Board of Managers, as applicable, of each of our domestic wholly-owned subsidiaries as well as the Board of Directors of Green Valley Industrial Park, S.A. de C.V., which owns and operates the industrial park where our Honduran textiles operations are located and in which we are a minority owner. From April 1999 until December 1999, Mr. Humphreys served as President of the Delta Apparel division of Delta Woodside Industries, Inc. In 1998, he was named Vice President of Finance and Assistant Secretary of Delta Woodside Industries, Inc. and served in that capacity until November 1999. From 1987 to May 1998, Mr. Humphreys served as President of Stevcoknit Fabrics Company, the former knit fabrics division of a subsidiary of Delta Woodside Industries, Inc. Mr. Humphreys has over 35 years of experience in the textile and apparel industry, including senior leadership roles in operations and finance.
Justin M. Grow
Executive Vice President and Chief Administrative Officer Age: 51	Mr. Grow rejoined the Company on November 2, 2022, as its Executive Vice President and Chief Administrative Officer and serves on the Board of Directors or Board of Managers, as applicable, of each of our domestic wholly-owned subsidiaries as well as the Board of Directors of Green Valley Industrial Park, S.A. de C.V., which owns and operates the industrial park where our Honduran textiles operations are located and in which we are a minority owner. Prior to November 2022, Mr. Grow served as General Counsel and Secretary for Security Group, Inc. (“SGI”) and also directed the compliance functions of SGI and served on the Board of Directors of multiple SGI subsidiaries. From October 2011 through December 2019, Mr. Grow served as General Counsel for the Company, and also served as its Corporate Secretary from November 2012 through December 2019, and as Vice President of Administration from May 2016 through December 2019. Mr. Grow served as Assistant Corporate Secretary of the Company from October 2011 through November 2012. Mr. Grow also previously served on the Board of Directors or Board of Managers, as applicable, for each of the Company's domestic wholly-owned subsidiaries as well as the Board of Directors of Green Valley Industrial Park, S.A. de C.V. Before joining the Company in 2011, Mr. Grow served in leadership roles for ScanSource, Inc. (NASDAQ: SCSC) and 3V Sigma USA, Inc. and began his career with Ogletree, Deakins, Nash, Smoak & Stewart, P.C. Mr. Grow holds a Bachelor of Arts degree in history and political science from Presbyterian College and Juris Doctor and Master in Business Administration degrees from Stetson University.
Matthew J. Miller
President, Delta Group Age: 55	Mr. Miller joined the Company on April 4, 2022, as President, Delta Group. Before joining the Company, Mr. Miller served as Interim Chief Financial Officer at Ardmore Home Designs from June 2021 to April 2022. From June 2016 to December 2019, Mr. Miller served as President, Americas for Interface, Inc. ("Interface"), an industry leading commercial flooring manufacturer, in which capacity he reported to the Chief Executive Officer and was a member of the global senior executive team. From June 2015 to June 2016, Mr. Miller served as the Chief Strategy Officer for Interface. Mr. Miller served as the Senior Vice President of Innovation, Business Development and Strategy for American Standard, a subsidiary of the LIXIL Corporation, from February 2012 to March 2016. Mr. Miller served as the Global Vice President of Finance - Baby & Parenting Essentials GBU for Newell Rubbermaid from 2008 to 2012 and served as its Director, Strategy from 2006 to 2008. Prior to that, Mr. Miller served in various leadership positions in marketing, strategy, and consulting for corporate growth and business development for various entities. Mr. Miller has also served as a Senior Advisory Board Member for Coprata, Inc. since 2021, and from January 2019 to June 2020, he served on the Board of Directors for Priority, Inc. Mr. Miller holds a Bachelor in Business Administration and Finance degree from Emory University's Goizueta School of Business and a Master in Business Administration from Duke University's Fuqua School of Business.

Delta Apparel, Inc. - 22 - Proxy Statement

Jeffery N. Stillwell
President, Salt Life Group Age: 57	Mr. Stillwell was appointed President of our Salt Life Group segment in July 2018. Mr. Stillwell joined the Company in 2009, serving in various executive leadership roles with Salt Life, LLC (formerly To The Game, LLC), a wholly-owned subsidiary of the Company, until 2011, and then serving as President of Salt Life, LLC from 2011 to July 2018. Before joining the Company, Mr. Stillwell and others founded Kudzu, LLC, a supplier of licensed and decorated headwear, in 1994, and Mr. Stillwell served in various executive leadership roles for that business and several related businesses until joining the Company in 2009. Mr. Stillwell holds a bachelor's degree in marketing from Auburn University.
Nancy P. Bubanich
Vice President, Chief Accounting Officer, Treasurer and Assistant Secretary Age: 57	Ms. Bubanich was appointed to serve as the Company’s principal financial officer and principal accounting officer on December 1, 2022. In addition, Ms. Bubanich has served as the Company’s Chief Accounting Officer since August 2021, Vice President since 2018, and Assistant Treasurer since 2017. From July 2011 to August 2021, Ms. Bubanich also served as the Company’s Corporate Controller. From September 2007 to June 2011, Ms. Bubanich served as Controller of Culver City Clothing Company, a wholly-owned subsidiary of the Company. From June 2006 to August 2007, Ms. Bubanich served as Senior Accountant for the Company’s wholly-owned subsidiary, M.J. Soffe, LLC. Prior to joining the Company in 2006, Ms. Bubanich served as Accounting Manager for Lerner Corporation, a property management company. Ms. Bubanich earned a Bachelor of Arts degree in economics from the University of Maryland and is a certified public accountant.
Carlos E. Encalada Arjona
Vice President of Manufacturing Age: 49	Mr. Encalada Arjona was appointed Vice President of Manufacturing of the Company in November 2017. Prior to November 2017, Mr. Encalada Arjona served as the Company’s Director of Apparel Manufacturing. Mr. Encalada Arjona joined the Company in August 2000 and has served in various management roles within our manufacturing operations, including Offshore Human Resources Director and Director of Apparel Manufacturing. Mr. Encalada Arjona holds a Master of Business Administration degree from the University of Texas at Austin and the Instituto Tecnologico de Estudios Superiores de Monterrey as well as a mechanical and electrical engineering degree from Instituto Tecnologico de Estudios Superiores de Monterrey.
Lauren S. Chang
Deputy General Counsel and Corporate Secretary Age: 36	Ms. Chang has served as Deputy General Counsel since February 2020 and as Corporate Secretary since August 2020. From August 2018 to February 2020, Ms. Chang served as Associate Counsel for the Company. Before joining the Company, Ms. Chang served as Senior Tax Associate with Elliott Davis, LLC, a regional accounting firm, from January 2015 through July 2018. Before January 2015, Ms. Chang worked as an associate attorney with a law firm from November 2012 to January 2015. Ms. Chang holds a Juris Doctor degree and an LLM degree in Taxation.

Executive Compensation

This Executive Compensation section discusses the material elements of compensation earned by, paid to or awarded to each of our named executive officers during our fiscal year ended September 30, 2023, and describes the principles and philosophies underlying our executive compensation programs and policies. In addition, you will find a series of tables in this Proxy Statement containing specific information regarding our named executive officers' compensation in our 2023 fiscal year.

Most Recent “Say-on-Pay” Vote

The compensation of our named executive officers has been submitted to our shareholders at our annual meeting for an advisory "Say-on-Pay" vote every year since 2011 when such votes were initially required of public companies. Prior to the 2023 Annual Meeting, the compensation of our named executive officers was approved by our shareholders every year from 2011 through 2022, with an average of approximately 98% of the shares represented at each such annual meeting (excluding abstentions and broker non-votes) voting in favor of our executive compensation programs.  For the most recent three of those years, the compensation of our named executive officers was approved by our shareholders with an average of over 99% of the shares represented at each such annual meeting (excluding abstentions and broker non-votes) voting in favor of our executive compensation programs.  Our executive compensation programs have remained consistent with our programs in the years that received the above-referenced overwhelming shareholder support of over 99%. However, the results of  the advisory "Say-on-Pay" vote at the 2023 Annual Meeting were markedly different, with just 39.5% of the shares represented at the meeting cast in favor.

Delta Apparel, Inc. - 23 - Proxy Statement

Outreach To Our Shareholders

We took immediate and deliberate action in response to the results of our most recent “Say-on-Pay” vote, including initiating an extensive communication outreach campaign to our largest shareholders who represented 4,172,453 of our outstanding shares (measured as of June 30, 2023) and approximately 66% of our public float.  The outreach campaign was designed to gain a better understanding of any specific concerns regarding our executive compensation programs. We ultimately spoke with 12 of our 20 largest shareholders representing 3,409,624 of our outstanding shares (measured as of June 30, 2023) and approximately 54% of our public float.  At least one member, and typically multiple members, of our Compensation Committee participated in each of these conversations with our shareholders.

What We Heard From Our Shareholders

Below is a summary of the common themes regarding our executive compensation programs that we heard from shareholders pursuant to the above-referenced outreach campaign:

●	Performance-Based Incentive Compensation. With respect to our incentive compensation programs, shareholders commonly indicated a preference for programs based on Company performance rather than length of service or tenure and that awards under such programs should be at least 50% performance-based and tied to metrics beneficial to shareholders. In addition, shareholders commonly indicated that the two primary performance metrics upon which we structure our incentive compensation programs, earnings before interest and taxes (“EBIT”) and return on capital employed (“ROCE”), were appropriate and effective metrics for such purposes.

●

“Double Trigger” Equity Award Vesting. With respect to the structure of equity awards granted to our executives, shareholders commonly indicated a preference for such awards to have “double-trigger” vesting provisions such that they do not vest simply upon a change-in-control but also require an additional event such as a termination or other adverse employment action before vesting occurs.

●

Compensation-Related Disclosure. Shareholders commonly indicated a preference for more thorough disclosure in the Executive Compensation section of our proxy statement regarding the cash and equity incentive compensation programs in which our executive officers participate, including more specific disclosure of the performance metrics, targets and thresholds applicable to those programs; the rationale underlying such metrics, targets and thresholds and how they benefit shareholders; and the determination and calculation of performance results and corresponding payments to executive officers under such programs.  Shareholders recognized that our disclosure in prior proxy statements was consistent with applicable requirements, including those applicable to a "smaller reporting company" under SEC rules, but indicated a preference for more disclosure in this area.

●

Peer Group. Shareholders commonly indicated that the peer group we utilized for executive compensation purposes included several companies much larger from revenue, market capitalization and/or other financial perspectives. Shareholders also commonly indicated that excluding such larger companies may be advisable so that the possibility of compensation comparisons skewing higher is mitigated.

Responding to Our Shareholders

We greatly appreciate the above-referenced input we received from our shareholders and we have made a variety of significant adjustments and forward-looking commitments with respect to our executive compensation programs and policies based on that input.  It is important to note that the compensation of our named executive officers during our most recent fiscal year ended September 30, 2023, generally remained consistent with that presented in our proxy statement for the 2023 Annual Meeting due to the decisions establishing such compensation occurring approximately five months prior to that meeting and its “Say-on-Pay” vote. Nonetheless, the results of that vote and the input we received from our shareholders have influenced all of the executive compensation decisions made since our annual meeting of shareholders and will continue to do so going forward. A summary of the adjustments and forward-looking commitments we have made regarding our executive compensation programs and policies are highlighted below and discussed throughout the Executive Compensation section.

●

Independent Compensation Consultant. We retained an independent compensation consultant to review the total compensation packages offered to our executive officers in light of current market trends and to review the current composition of the peer group we utilized for executive compensation purposes.

●

All Future Equity Awards Will Be At Least 50% Performance-Based. The structure of all future equity awards to our Chief Executive Officer as well as all other executive officers will be at least 50% performance-based.  Consistent with this commitment, the most recent equity award granted to our executive officers on October 1, 2023, consists of 50% performance-based units to be earned based on our two-year average ROCE and 50% service-based units. Our Chief Executive Officer has not received an equity grant since the January 13, 2022, amendment to his employment agreement; however, any future awards to our Chief Executive Officer will be at least 50% performance-based.

Delta Apparel, Inc. - 24 - Proxy Statement

●

All Future Equity Awards Will Contain “Double-Trigger” Change-in-Control Vesting Provisions. All future equity awards will contain a “double-trigger” vesting provision such that vesting will require both a change-in-control and an additional event such as a termination or other adverse employment action. To execute on this commitment, we amended the plan under which our equity awards are made to require “double trigger” vesting for all equity awards granted after August 2, 2023. Consistent with this commitment, the most recent equity award granted to our executive officers on October 1, 2023, contains “double-trigger” vesting provisions. Our Chief Executive Officer has not received an equity grant since the January 13, 2022, amendment to his employment agreement; however, any future awards to our Chief Executive Officer will contain “double-trigger” vesting provisions.

●

More Fulsome Compensation Disclosure.  In the future and beginning with the discussion in this Executive Compensation section, we will provide more fulsome disclosure regarding the cash and equity incentive compensation programs in which our executive officers participate, including more specific disclosure of the performance metrics, targets and thresholds applicable to those programs and the payouts associated therewith.

●

Peer Group Adjustment. Based on the analysis and recommendations of the independent compensation consultant, we adjusted the composition of the peer group we utilize for executive compensation purposes to remove two companies significantly larger than our Company from revenue and market capitalization standpoints and added seven companies much more similar to our Company with respect to those metrics.

We believe that the actions we have taken and the commitments we have made in response to our most recent Say-on-Pay vote address the common themes expressed by our shareholders regarding our executive compensation programs.

The discussion below is intended to assist you in understanding the information provided in this Executive Compensation section and the accompanying compensation tables contained in this Proxy Statement, and to put that information into context within our overall executive compensation program. For the reasons described in this Executive Compensation section and accompanying tables, we believe our executive compensation programs are designed to properly support our Company goals, encourage profitable growth for our business, and are properly aligned with the interests of our shareholders.

Business Overview

Delta Apparel, Inc., along with its operating subsidiaries, DTG2Go, LLC, Salt Life, LLC, and M.J. Soffe, LLC, is a vertically-integrated, international apparel company that designs, manufactures, sources, and markets a diverse portfolio of core activewear and lifestyle apparel products under the primary brands of Salt Life®, Soffe®, and Delta. We are a market leader in the on-demand, digital print and fulfillment industry, bringing DTG2Go's proprietary technology and innovation to our customers' supply chains. We specialize in selling casual and athletic products through a variety of distribution channels and tiers, including outdoor and sporting goods retailers, independent and specialty stores, better department stores and mid-tier retailers, mass merchants and e-retailers, the U.S. military, and through our business-to-business digital platform. Our products are also made available direct-to-consumer on our ecommerce sites and in our branded retail stores. Our diversified distribution allows us to capitalize on our strengths in providing activewear and lifestyle apparel products to a broad and evolving customer base whose shopping preferences may span multiple retail channels.

As a vertically-integrated manufacturer, we design and internally manufacture the majority of our products. More than 90% of the apparel we sell is sewn in our owned or leased facilities. This allows us to offer a high degree of consistency and quality, leverage scale efficiencies, and react quickly to changes in trends within the marketplace. We have manufacturing operations located in the United States, El Salvador, and Honduras, and we use domestic and foreign contractors as additional sources of production. Our distribution facilities are strategically located throughout the United States to better serve our customers with same-day shipping on our catalog products and weekly replenishments to retailers. Additional information about our Company is available at www.deltaapparelinc.com.

Key Features of Our Executive Compensation Programs

Below are some of the key features of our executive compensation programs.

What We Do:

•

We pay for performance and place a significant portion of executive officer compensation, including virtually all cash incentive   compensation opportunities and at least 50% of equity awards granted in October 2023 and in the future, "at risk" and subject to achievement of performance goals

•	We base our cash incentive compensation opportunities on multiple objective performance factors
•	We cap the amount of cash incentive compensation and equity awards that an executive may receive in any year
•	We have meaningful stock ownership guidelines for certain executive positions and our directors
•	We have double trigger change-in-control cash severance benefits in our executive employment agreements
•	We have double trigger change-in-control vesting for all equity awards granted after August 2, 2023
•	We pay reasonable salaries and provide appropriate benefits to our executives
•	We utilize a peer group of companies similar in terms of revenue and market capitalization to establish and evaluate our executive compensation programs
•	We generally provide a blend of short-term and long-term incentive opportunities as well as a blend of cash and equity incentive opportunities
•

We have a “clawback” policy via which we can recoup certain incentive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws

•	Our Compensation Committee is made up entirely of independent directors and is empowered to select and engage its own independent advisors

Delta Apparel, Inc. - 25 - Proxy Statement

What We Don't Do:

•	We do not allow hedging, puts, calls or similar derivative transactions related to our stock
•	We do not reprice stock options and do not exchange "underwater" options for cash
•	We do not offer a defined benefit pension plan
•	We do not offer a supplemental executive retirement plan
•	We do not provide any excise tax reimbursement payments (including "gross-ups") on payments contingent upon a change in control of the Company
•

 We do not provide special health or welfare benefits to our executives, other than participation in broad-based employee programs on the same basis as our other full-time employees across the United States

•	Perquisites or other personal benefits are not a material part of our compensation program for our executives

The principal elements of our named executive officer compensation program are base salary, performance-based annual cash incentives, performance-based and service-based equity incentives, and the employee benefits provided to our other full-time domestic employees. We utilize a combination of the foregoing elements with the ultimate goals of attracting, retaining and appropriately rewarding executive management talent and aligning the short-term and long-term interests of our executives with those of our shareholders. One of the key components of our approach to executive compensation is ensuring that a significant portion of the compensation of our named executive officers is directly linked to Company performance. Consistent with that approach, our Compensation Committee believes that our named executive officer incentive compensation should be "at risk", or not guaranteed, and directly tied to the financial success of the Company.

Primary Performance Metrics Utilized in Our Executive Compensation Programs

For our most recently completed fiscal year ended September 30, 2023, we primarily emphasized two financial metrics, EBIT and ROCE, in evaluating and monitoring Company performance relative to the compensation of our executives. We also utilized year-over-year sales growth (or decline) as a secondary performance metric within our cash incentive programs.  Our collective focus on EBIT and ROCE performance strikes what we believe is a proper balance between generating financial earnings and efficiently allocating our capital while also providing meaningful insight into the performance of the Company as a whole. In addition, we believe these metrics are easily understood by our plan participants and shareholders and facilitate a valuable evaluation of executive compensation in relation to the Company's performance.

We define EBIT as our revenue less expenses, excluding interest and taxes. We continue to believe that our use of EBIT as the primary performance metric within the cash incentive programs offered to our executive officers is appropriate, as this metric is useful for evaluating how effectively the Company generates operating profits for the benefit of our shareholders and is both well established and generally understood by our shareholders and plan participants.

We define ROCE as our EBIT as a percentage of our 12-month average capital employed, with capital employed generally being equity plus debt, net of cash, cash equivalents and taxes. We continue to believe that our use of ROCE as the sole performance metric within the equity incentive programs offered to our executive officers is appropriate given it focuses our team on ensuring a strategic allocation of capital throughout the applicable performance period to generate sufficient profitability for our shareholders.

Performance and Pay Implications

We believe that the compensation programs offered to our named executive officers align with our performance-based compensation philosophy and have been enhanced by the above-referenced adjustments we made in response to our most recent Say-on-Pay vote and subsequent discussions with our shareholders.  Our emphasis on performance-based compensation is reflected in the compensation paid to our named executive officers. For example, in our cash incentive plan tied to our consolidated EBIT performance for fiscal year 2023, our named executive officers did not receive any of the compensation for which they were eligible because our consolidated EBIT was below the applicable minimum threshold established by our Compensation Committee. By way of contrast, in fiscal years 2021 and 2022, both of which were years of record profitability for the Company, our named executive officers received more than their target amount of cash incentive compensation because our consolidated EBIT in each of those years was well above the EBIT performance thresholds established by our Compensation Committee to earn target compensation.

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The same pay-for-performance dynamic is evident in our equity awards based on ROCE. The Company failed to satisfy the applicable minimum average ROCE threshold established by our Compensation Committee for our fiscal years 2022 and 2023 and our eligible named executive officers did not earn any performance-based equity incentive compensation as a result. By way of contrast, the Company achieved average ROCE for fiscal years 2020 and 2021 that was above the applicable target average ROCE threshold established by our Compensation Committee for such years and our eligible named executive officers earned performance-based equity incentive compensation commensurate with such achievement.

Compensation Philosophy and Objectives

We continue to place primary emphasis on the following objectives in designing and administering our executive compensation programs:

•	Aligning the interests of our shareholders and executives;
•	Establishing a strong link between executive pay and Company performance; and
•	Attracting, retaining and appropriately rewarding executive management talent in line with market practices.

Alignment of Shareholder and Executive Interests

Our executive compensation program elements are aligned with the interests of our shareholders in several key respects. The cash incentive compensation for which Ms. Bubanich and Messrs. Encalada Arjona, Grow, Humphreys, Miller and Stillwell were eligible in fiscal year 2023 was contingent on the Company's achievement of EBIT goals that we believe were both reasonable and challenging under the applicable business conditions. The Company did not meet the overall minimum EBIT goal for fiscal year 2023 that the Compensation Committee established for the Company, nor did the Company’s Activewear or DTG2Go businesses meet the minimum EBIT goals for fiscal year 2023 that the Compensation Committee established for those businesses.  As such, none of our named executive officers received any of the cash compensation for which they were eligible under the plan applicable to the Company as a whole, Messrs. Encalada Arjona and Miller did not receive any of the cash incentive compensation for which they were eligible under the plan specific to the Company’s Activewear business, and Mr. Miller did not receive any of the cash incentive compensation for which he was eligible under the plan specific to the Company’s DTG2Go business. The Company’s Salt Life business achieved EBIT near the target established for that business by the Compensation Committee for fiscal year 2023 and, as such, Mr. Stillwell received cash incentive compensation under that plan commensurate with such EBIT performance.

The structure of the equity awards provided to our executive officers further illustrates the alignment of interests between our shareholders and executive officers.  Approximately one-half of the equity incentive awards that were eligible to vest in fiscal year 2023 for Ms. Bubanich and Messrs. Encalada Arjona and Stillwell were based on the Company's performance during fiscal years 2022 and 2023 with respect to ROCE, and approximately one-half of the equity incentive awards that were eligible to vest in fiscal year 2023 for Messrs. Grow and Miller were based on the Company's performance in fiscal year 2023 with respect to ROCE. As a result of the Company's failure to achieve the minimum required ROCE levels, none of such performance units awarded to these executive officers vested.

In addition, the Company's stock ownership and retention guidelines, as described in the "Corporate Governance" section of this Proxy Statement, require certain of our executives, including our Chief Executive Officer, to maintain a meaningful ownership stake in the Company, effectively linking their long-term interests with those of our shareholders. Our executives are also subject to the prohibitions in our insider trading policy with respect to short selling and other speculative and derivative trading activities as well as hedging transactions with respect to our stock. Additionally, to maintain a culture that emphasizes accountability and integrity and discourages conduct detrimental to the Company and its shareholders, our Compensation Committee recently implemented a clawback policy that provides for the recoupment of certain incentive compensation from our executives in the event that the Company is required to prepare an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws or as otherwise provided under the policy. This clawback policy was filed as an exhibit to our Annual Report on Form 10-K for our 2023 fiscal year.  We believe that the foregoing insider trading and clawback requirements, coupled with our stock ownership guidelines and the structure of our incentive compensation programs, substantially align executive and shareholder interests.

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Link Between Executive Pay and Performance

As noted above, to more effectively link executive pay with the financial performance of the Company, our Compensation Committee believes that a significant portion of our named executive officer compensation should be "at risk" based on objective and predetermined financial performance criteria. The compensation for which our named executive officers were eligible in fiscal year 2023 is indicative of our strong commitment to this pay-for-performance philosophy.

Approximately 47% of the aggregate target cash compensation for which Mr. Humphreys was eligible in the 2023 fiscal year was entirely at risk and contingent on the Company's financial performance. Approximately 21%, 49%, and 29% of the aggregate target cash compensation for which Mr. Encalada Arjona, Mr. Miller and Mr. Stillwell were, respectively, eligible in the 2023 fiscal year was entirely at risk and contingent on the Company's financial performance. Moreover, as explained in more detail in the section below titled “Annual Cash Incentive Compensation (AIC)”, due to Ms. Bubanich's appointment as the Company’s principal accounting officer and principal financial officer and Mr. Grow’s hiring as the Company’s Executive Vice President and Chief Administrative Officer in fiscal year 2023, each were entitled to minimum cash incentive compensation in fiscal year 2023 assuming service criteria were satisfied.  However, despite satisfying the applicable service criteria, both Ms. Bubanich and Mr. Grow voluntarily declined to accept such cash incentive compensation due to the Company’s performance being below minimum expectations in fiscal year 2023. In essence, both Ms. Bubanich and Mr. Grow voluntarily linked their respective cash incentive compensation opportunities to the financial performance of the Company in fiscal year 2023.  For fiscal year 2024, the cash incentive compensation opportunities for all of our executive officers will be at risk and contingent on the Company's financial performance.

With respect to the equity compensation opportunities for which our executive officers were eligible in fiscal year 2023, one-half of the equity compensation opportunities for which Ms. Bubanich and Messrs. Encalada Arjona, Grow, Miller and Stillwell were eligible were entirely at risk and contingent on the Company's financial performance. Similarly, one-half of the equity compensation opportunities for which Ms. Bubanich and Messrs. Encalada Arjona, Grow, Miller, and Stillwell were recently granted on October 1, 2023, are entirely at risk and contingent on the Company's financial performance during fiscal years 2024 and 2025.

Attracting, Retaining and Rewarding Executives

We seek to attract, retain and reward our executive officers by establishing compensation and benefit levels that are competitive relative to those offered by other companies in our industry of similar size, scope, complexity and/or other relevant characteristics. We also utilize the peer group of 14 companies listed below under “Compensation Decision Roles,” all of which are similar in terms of revenue and market capitalization, to establish and evaluate our executive compensation programs. Each named executive officer's overall responsibility level within our organization, unique skills and capabilities, long-term leadership potential, and individual performance are also considered in establishing compensation. Historic pay levels and internal pay equity considerations also factor into our executive compensation decisions.

Executive Compensation Components

The principal components of compensation for our named executive officers are:

•	Base salary;

•	Performance-based cash incentives;

•	Performance-based and/or service-based equity incentives; and

•	Other employee benefits generally provided to all full-time employees in the United States.

Although there is no pre-established policy or target for the allocation between specific compensation components, a significant portion of our named executive officers' annual total target compensation is generally intended to be contingent on Company performance relative to performance goals established for our cash and/or equity incentive plans. We believe this approach reflects our objective of aligning the interests of our executives and shareholders and rewarding our executives based on Company performance without encouraging excessive or unnecessary risk in the decisions made by our named executive officers.

Compensation Decision Roles

Compensation Committee

Our Compensation Committee reviews and approves all compensation for our named executive officers, authorizes all awards under our stock plans, and reports its decisions to our Board of Directors. The independent members of our Board also review and approve the compensation for our Chief Executive Officer. Our corporate human resources function, in consultation with our Chief Executive Officer, has traditionally provided our Compensation Committee with the recommended amounts for each element of compensation for our named executive officers other than the Chief Executive Officer, historical levels for each compensation element, and other applicable information. While the recommendations of management provide valuable guidance, our Compensation Committee ultimately makes all final decisions with respect to compensation levels and structure for our named executive officers (except for the Chief Executive Officer, which is approved by both our Compensation Committee and our independent directors). Our Compensation Committee's charter lists the specific responsibilities of the committee and can be accessed without charge on the "Corporate Governance" tab of the "Investors" page of our website at www.deltaapparelinc.com.

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Our Compensation Committee is empowered to engage outside advisors to provide additional information and analysis. During fiscal year 2023, our Compensation Committee engaged independent compensation consultant FW Cook to review our peer group of companies and to conduct a market review of the compensation levels for the positions occupied by our named executive officers.  Based on FW Cook’s analysis and recommendations, our Compensation Committee removed two companies from our peer group that are significantly larger than our Company from revenue and market capitalization standpoints and added seven companies in apparel and related industries to our peer group that are more similar in those respects.  Our revised peer group, which FW Cook utilized to conduct the above-referenced market compensation review is as follows (companies in bold are the above-referenced new additions):

• a.k.a. Brands Holding Corp.	• J.Jill, Inc.	• Tilly's, Inc.
• Allbirds, Inc.	• Movado Group, Inc.	• Unifi, Inc.
• Clarus Corporation	• Oxford Industries, Inc.	• Vera Bradley, Inc.
• Culp, Inc.	• Rocky Brands, Inc.	• Vince Holding Corp.
• Duluth Holdings Inc.	• Superior Group of Companies, Inc.

Our Compensation Committee’s goal is to award compensation that is properly balanced when all elements of potential compensation are considered. Our Compensation Committee believes that the aggregate components of our executive compensation program provide a total compensation level that is sufficient to attract, retain, motivate and reward our executive officers.

Company Management

Company management is responsible for developing and maintaining an effective compensation program throughout the Company and for administering the compensation programs decided upon by our Compensation Committee. Our Chief Executive Officer annually reviews the performance of each of our other named executive officers and provides input regarding the compensation of such named executive officers that is factored into the recommendations to our Compensation Committee. Decisions regarding the non-equity compensation of other employees are made by management while the equity compensation of such employees is approved by the Compensation Committee.

Base Salary

Base salary is paid to our executives in cash on a semi-monthly basis throughout the year and provides a minimum, fixed level of compensation. The base salary for each named executive officer is guided by the relative salary levels for comparable positions in the apparel industry and among the peer group of 14 companies listed above under “Compensation Decision Roles”, as well as the assessed potential of the executive, the executive's scope of responsibility, personal performance, experience and length of service to the Company. Each executive officer's base salary is reviewed annually and generally may be adjusted to reflect the Company's financial performance, any change in the executive officer's responsibilities, the executive officer's overall performance, inflation and other applicable factors.

Mr. Humphreys' employment agreement with the Company provides that he will receive a base annual salary of at least $850,000, subject to upward adjustment at the discretion of our independent directors. Ms. Bubanich's, Mr. Grow's, Mr. Miller's and Mr. Stillwell's employment agreements with the Company provide that each will receive a base annual salary of at least $260,000, $375,000, $450,000 and $315,000, respectively, with each subject to upward adjustment. Mr. Encalada Arjona, who does not have an employment agreement with the Company, received a base salary of $300,000 for fiscal year 2023.  Base salaries for each of our named executive officers as of our 2023 fiscal year ended September 30, 2023, were as follows:

Named Executive Officer Base Salaries

Fiscal Year Ended September 30, 2023

Executive Officer	Base Salary	Base Salary at End of Fiscal Year 2022	Increase from Fiscal Year 2022 to 2023
Robert W. Humphreys	$850,000	$850,000	—%
Matthew J. Miller	$450,000	$450,000	—%
Jeffery N. Stillwell	$400,000	$400,000	—%
Justin M. Grow	$375,000	— (1)	—%
Carlos E. Encalada Arjona	$300,000	$300,000	—%
Nancy P. Bubanich	$260,000	$220,000	18% (2)

(1)	Mr. Grow rejoined the Company as Executive Vice President and Chief Administrative Officer in November 2022.
(2)	Ms. Bubanich’s salary was increased in connection with her appointment as the Company’s principal financial officer and principal accounting officer in December 2022.

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Annual Cash Incentive Compensation (AIC)

Our named executive officers are eligible for annual cash incentive compensation (“AIC”) that provides for the payment of cash bonuses pursuant to our Short-Term Incentive Compensation Plan ("STIC Plan"). Our STIC Plan is designed to motivate our named executive officers and other participating employees to achieve and exceed objective annual business performance goals and to reward those employees based on such achievement. Our Compensation Committee certifies that the performance goals have been achieved prior to the payment of any AIC. Our STIC Plan states that no participant shall receive compensation pursuant to the plan in excess of $1.5 million during any calendar year. Our Compensation Committee may, at its discretion, adjust the actual AIC paid. Each of those plans is designed to benefit shareholders through the generation of financial returns while also properly motivating and incentivizing our executive officers and other plan participants to achieve and/or exceed reasonable yet aggressive performance goals.

AIC Target Opportunity

The overall AIC opportunity for each of our named executive officers varies depending upon the executive's position, with the target value defined as a certain dollar amount per individual. Our Compensation Committee considers compensation recommendations and information provided by our corporate human resources function, information regarding each executive's individual performance and responsibilities, the relative compensation levels for comparable positions among the peer group of 14 companies listed above under “Compensation Decision Roles”, and other applicable data to determine the appropriate target value for each executive.

The target AIC opportunities for each of our named executive officers based on the Company's performance as a whole, or consolidated performance, in fiscal year 2023 were as follows:

Consolidated AIC Plan Target Values for Each NEO

Fiscal Year 2023

Executive Officer	Target Value
Robert W. Humphreys	$750,000
Justin M. Grow (1)	$150,000
Matthew J. Miller	$30,000
Jeffery N. Stillwell	$30,000
Nancy P. Bubanich (2)	$125,000
Carlos E. Encalada Arjona	$30,000
(1)

In connection with the hiring of Mr. Grow in November 2022, his employment agreement provides that he will receive the greater of (i) the AIC amount payable for fiscal year 2023 based on a target AIC opportunity of $150,000; or (ii) $150,000, provided that he remained employed with the Company through the date the Company files its Annual Report on Form 10-K for fiscal year 2023 (the “Form 10-K”) with the SEC. Mr. Grow satisfied the applicable service criteria but voluntarily declined to accept the above-referenced $150,000 payment for fiscal year 2023 due to the Company’s performance being below expectations.

(2)	In connection with Ms. Bubanich's appointment as principal financial officer and principal accounting officer in December 2022, her amended employment agreement provides that she will receive the greater of (i) the AIC amount payable for fiscal year 2023 based on a target AIC opportunity of $50,000; or (ii) $125,000, provided that she remained employed with the Company through the date the Company files its Form 10-K with the SEC (all as previously disclosed in a Current Report on Form 8-K we filed with the SEC on December 7, 2022). Ms. Bubanich satisfied the applicable service criteria but voluntarily declined to accept the above-referenced $125,000 payment for fiscal year 2023 due to the Company’s performance being below expectations.

AIC Performance Criteria and Thresholds

We believe that focusing the executive team as a group on common financial performance goals for the Company as whole results in greater long-term success for the Company. Our named executive officers were each eligible for cash incentive opportunities conditioned on the Company's achievement of objective financial goals in fiscal year 2023, with Ms. Bubanich and Mr. Grow being entitled to the service-based cash incentive compensation opportunities set forth in the footnotes above.

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Under the AIC plan approved by our Compensation Committee for the 2023 fiscal year based on the Company's consolidated performance, our named executive officers' cash incentive opportunities were based on multiple performance factors including the Company's EBIT and year-over-year sales growth (or decline) from fiscal year 2022 to 2023. As discussed above, we believe the utilization of EBIT as the primary performance metric for our AIC programs is appropriate because it (i) is useful for evaluating how effectively the Company generates profits from operations, (ii) strikes the appropriate balance between generating financial returns and efficient allocation of capital, and (iii) is well established and generally understood by STIC Plan participants. We believe the utilization of year-over-year sales growth (or decline) as a multiplier of the amount of AIC earned based on EBIT performance is appropriate in that it enhances plan participants’ focus on top-line revenue growth and is additive to cash incentive compensation if year-over-year sales growth is achieved but detractive to cash incentive compensation if there is a year-over-year sales decline.  To illustrate the manner in which awards under this AIC plan are calculated, if EBIT performance above the minimum threshold established by our Compensation Committee is achieved, participants earn cash incentive compensation commensurate with such EBIT performance set forth in the table below titled “Consolidated AIC Plan Performance Thresholds”. Further, if sales in fiscal year 2023 exceeded sales in fiscal year 2022, the cash incentive compensation earned based on EBIT performance is increased by the percentage that sales in fiscal year 2023 exceeded sales in fiscal year 2022.  Likewise, if sales in fiscal year 2023 were less than sales in fiscal year 2022, the cash incentive compensation earned based on EBIT performance is decreased by the percentage that sales in fiscal year 2023 were less than sales in fiscal year 2022.

In establishing the EBIT thresholds required to earn the minimum, target and maximum AIC values, our Compensation Committee considered, among other things, the Compensation Committee’s expectations for what the Company’s consolidated operating performance across the business should be for the 2023 fiscal year given market conditions, trends, and other relevant factors, as well as what EBIT thresholds would properly motivate and incentivize plan participants to work toward objective financial goals for the benefit of shareholders. Our Compensation Committee approved scaled target value achievement for EBIT results between the minimum and maximum EBIT thresholds and, if minimum performance goals were not met by the Company, there was no guaranteed cash incentive payment.

The consolidated AIC plan performance thresholds and associated AIC opportunity earnings scale for fiscal year 2023 is set forth in the table below:

Consolidated AIC Plan Performance Thresholds

Fiscal Year 2023

EBIT		AIC Opportunity Earned
<	$7,000,000	0%
	$10,000,000	10%
	$15,000,000	20%
	$20,000,000	75%
	$22,500,000	100%
	$24,000,000	125%
	$25,500,000	150%
	$27,000,000	175%
	$28,500,000	200%
	$30,000,000	225%
	$33,000,000	250%

Consolidated AIC Plan Results

The Company failed to achieve the minimum consolidated EBIT threshold for fiscal year 2023 and, as set forth in the table below, there were no AIC payments made to our named executive officers under this AIC plan as a result.

Consolidated AIC Plan Payments

Fiscal Year 2023

Executive Officer	AIC Target Opportunity	Payment
Robert W. Humphreys	$750,000	—
Justin M. Grow	$150,000	—
Matthew J. Miller	$30,000	—
Jeffery N. Stillwell	$30,000	—
Nancy P. Bubanich	$125,000	—
Carlos E. Encalada Arjona	$30,000	—

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Additional AIC Plans Specific to Activewear, DTG2Go and Salt Life Businesses

In addition to the above-referenced AIC plan based on the overall consolidated performance of the Company, Messrs. Encalada Arjona, Miller and Stillwell were eligible for additional AIC opportunities specific to the businesses to which they devoted the majority of their time.

Mr. Miller was eligible for an AIC opportunity with a target value of $250,000 based solely on the performance of our Activewear business in fiscal year 2023 and was also eligible for an AIC opportunity with a target of $150,000 based solely on the performance of our DTG2Go digital print business in fiscal year 2023. The Compensation Committee determined that it was in the best interest of the Company to provide Mr. Miller with these additional AIC opportunities due to the substantial time that Mr. Miller was expected to devote to our Activewear and DTG2Go businesses during fiscal year 2023 in connection with his leadership role as President of our Delta Group segment, which is comprised of those two businesses. Consistent with the AIC plan based on the Company’s consolidated performance, these Activewear-specific and DTG2Go-specific AIC opportunities were based entirely on the respective EBIT achieved by those businesses in fiscal year 2023 as well as the respective year-over-year sales growth (or decline) from fiscal year 2022 to 2023 achieved by those businesses. Also consistent with the AIC plan based on the Company’s consolidated performance, if minimum EBIT thresholds were not met by our Activewear business or by our DTG2Go business, there was no guaranteed cash incentive payment for Mr. Miller under these additional AIC opportunities. Neither of the minimum EBIT thresholds for these additional AIC opportunities were met in fiscal year 2023, and Mr. Miller did not receive any cash incentive compensation under either AIC opportunity as a result.

Mr. Encalada Arjona was eligible for the above-referenced Activewear-specific AIC opportunity with a target value of $50,000 in fiscal year 2023 due to the substantial time that Mr. Encalada Arjona was expected to devote to our Activewear business in connection with his leadership role as Vice President of Manufacturing. If minimum EBIT thresholds were not met by our Activewear business, there was no guaranteed cash incentive payment for Mr. Encalada Arjona under the AIC opportunity. The minimum EBIT threshold for the Activewear-specific AIC opportunity was not met in fiscal year 2023, and Mr. Encalada Arjona did not receive any cash incentive compensation under the AIC opportunity as a result.

Mr. Stillwell was eligible for an additional AIC opportunity with a target value of $130,000 based solely on the performance of our Salt Life business in fiscal year 2023. The Compensation Committee determined that it was in the best interest of the Company to provide Mr. Stillwell with this additional AIC opportunity due to the substantial time that Mr. Stillwell was expected to devote to our Salt Life business during fiscal year 2023 in connection with his leadership role as President of our Salt Life Group segment. Consistent with the AIC plan based on the Company’s consolidated performance, this Salt Life-specific AIC opportunity was based entirely on the EBIT achieved by our Salt Life business in fiscal year 2023 as well as the year-over-year sales growth (or decline) from fiscal year 2022 to 2023 achieved by our Salt Life business. Also consistent with the AIC plan based on the Company’s consolidated performance, if minimum EBIT thresholds were not met by our Salt Life business, there was no guaranteed cash incentive payment for Mr. Stillwell under this Salt Life-specific AIC opportunity. The Salt Life business achieved approximately 90% of its EBIT performance target, resulting in cash incentive compensation to Mr. Stillwell of $115,960 after reduction for the slight year-over-year decline in sales for the Salt Life business in fiscal year 2023.

In establishing the EBIT thresholds required to earn the minimum, target and maximum AIC values under each of the above-referenced additional AIC plans, our Compensation Committee considered, among other things, the Compensation Committee’s expectations for what the operating performance of each business should be for the 2023 fiscal year given the market conditions, trends, and other relevant factors specific to each such business, as well as what EBIT thresholds would properly motivate and incentivize plan participants to work toward objective financial goals in each business for the benefit of shareholders.

The below tables set forth the target values for Messrs. Encalada Arjona, Miller and Stillwell under the above-referenced additional AIC plans, the performance thresholds applicable to those plans, and any payments received pursuant to those plans.

Additional AIC Plans & Target Opportunities

Messrs. Encalada Arjona, Miller and Stillwell

Fiscal Year 2023

Executive Officer	AIC Plan	Target Opportunity
Matthew J. Miller	Activewear	$250,000
Matthew J. Miller	DTG2Go	$150,000
Carlos E. Encalada Arjona	Activewear	$50,000
Jeffery N. Stillwell	Salt Life	$130,000

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Additional AIC Plan Performance Thresholds

Messrs. Encalada Arjona, Miller and Stillwell

Fiscal Year 2023

Activewear		DTG2Go		Salt Life
EBIT	AIC Opportunity Earned	EBIT	AIC Opportunity Earned	EBIT	AIC Opportunity Earned
<$3,000,000	0%	<$1,000,000	0%	<$4,000,000	0%
$7,350,000	25%	$3,000,000	25%	$4,500,000	25%
$8,950,000	50%	$5,000,000	50%	$5,000,000	50%
$10,550,000	75%	$6,650,000	75%	$5,500,000	75%
$12,150,000	100%	$7,350,000	100%	$6,000,000	100%
$13,750,000	125%	$8,050,000	125%	$6,500,000	125%
$15,350,000	150%	$8,750,000	150%	$7,000,000	150%
$16,950,000	175%	$9,450,000	175%	$7,500,000	175%
$18,550,000	200%	$10,150,000	200%	$8,000,000	200%
$20,150,000	225%	$11,350,000	225%	$9,000,000	225%
$21,750,000	250%	$12,550,000	250%	$10,000,000	250%

Additional AIC Plan Payments

Messrs. Encalada Arjona, Miller and Stillwell

Fiscal Year 2023

Executive Officer	AIC Plan	AIC Target Opportunity	Payment
Matthew J. Miller	Activewear	$250,000	—
Matthew J. Miller	DTG2Go	$150,000	—
Carlos E. Encalada Arjona	Activewear	$50,000	—
Jeffery N. Stillwell	Salt Life	$130,000	$115,960

Equity Incentive Compensation

Our named executive officers receive equity incentive compensation awards designed to provide each officer with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business and to link their compensation to the Company's long-term financial success. All equity awards are granted by our Compensation Committee with the aim of creating a meaningful opportunity for stock ownership based upon the executive’s current position and level of responsibility, the assessed potential of the executive, the executive’s performance, the executive’s other forms of compensation and total compensation, any other factors that are deemed relevant to accomplish the long-term goals of the Company and, as appropriate, the recommendation of the Chief Executive Officer and/or corporate human resources function.

All stock-based awards granted to our named executive officers in fiscal year 2023 were made under the Delta Apparel, Inc. 2020 Stock Plan ("2020 Stock Plan"), which was approved at our February 6, 2020, annual meeting of shareholders. Under the 2020 Stock Plan, our Compensation Committee has the authority to determine to whom awards may be granted and the size and type of each award and manner in which such awards will vest. The awards available consist of stock options, stock appreciation rights, restricted stock, restricted stock units, performance stock, performance units, and other stock or cash awards. The 2020 Stock Plan limits the number of shares that may be covered by awards to any participant in a given calendar year and also limits the aggregate awards of restricted stock, restricted stock units and performance stock granted in a given calendar year. As discussed above and previously disclosed in the Company's Quarterly Report on Form 10-Q filed on August 9, 2023, our Board of Directors amended the 2020 Stock Plan to add "double-trigger" vesting provisions in the event of a change in control for any grants of equity awards made after August 2, 2023.

Chief Executive Officer

Our general practice with respect to equity awards to our Chief Executive Officer, Mr. Humphreys, has been to make equity incentive grants in connection with amendments to his employment agreement that apply proportionally to each year of the multi-year period covered by such amendment and vest on one-year schedules. In connection with the negotiation of an amendment to Mr. Humphreys’ employment agreement covering fiscal years 2021 and 2022, he received equity awards that were eligible to vest on a one-year schedule based solely on service criteria for each of fiscal years 2021 and 2022.  Although a departure from the general practice of providing 100% performance-based awards to Mr. Humphreys for the eight years prior, our Compensation Committee and independent directors deemed these service-based awards to be in the best interests of the Company given the importance of retaining Mr. Humphreys’ leadership and experience in the Chief Executive Officer role as the Company navigated the COVID-19 and post-COVID-19 apparel market environments. The Company ultimately achieved record profitability performance in each of the fiscal years covered by that service-based award to Mr. Humphreys. The service-based equity awards provided to Mr. Humphreys in connection with the 2022 negotiation of a subsequent amendment to his employment agreement, which were/are eligible to vest on a one-year schedule based solely on service criteria for each of fiscal years 2023 and 2024, were provided in a similar context and our Compensation Committee and independent directors deemed these awards to be in the best interests of the Company given the importance of maintaining stability in the Chief Executive Officer role. These awards for fiscal years 2023 and 2024 are discussed in detail in the immediately following paragraphs. Mr. Humphreys was not granted any new equity awards during our 2023 fiscal year.

Delta Apparel, Inc. - 33 - Proxy Statement

On January 13, 2022, the Company and Mr. Humphreys entered into a sixth amendment to Mr. Humphreys' employment agreement in connection with which he received a grant of 84,000 service-based restricted stock units eligible to vest in fiscal years 2023 and 2024 subject to Mr. Humphreys' continued service from the grant date until the vesting date. One-half of such service-based awards were eligible to vest upon the filing of our Annual Report on Form 10-K for our 2023 fiscal year and the other half of such service-based awards are eligible to vest upon the filing of our Annual Report on Form 10-K for our 2024 fiscal year.

Mr. Humphreys vested in 42,000 of these service-based restricted stock units in connection with his continued service through the filing of our Annual Report on Form 10-K for fiscal year 2023 and received shares of Company stock equal to one-half of the value of such vested units and a cash payment equal to one-half of the value of such vested units. With respect to the 42,000 units in which Mr. Humphreys may vest in connection with his continued service until the vesting date for fiscal year 2024, Mr. Humphreys would receive shares of Company stock equal to one-half of the value of such units and a cash payment equal to one-half of the value of such units. No tax assistance is provided under this award, but Mr. Humphreys may elect for the Company to deduct from any shares vesting an amount sufficient to satisfy any tax liability.

Although no additional equity awards have been granted to Mr. Humphreys since January 13, 2022, we note that our above-referenced commitment to structure all future awards to the Chief Executive Officer and our other named executive officers to be at least 50% based on objective performance criteria, which was made in response to the February 9, 2023, Say-on-Pay vote and associated shareholder feedback we received, will apply to any such awards.

Other Named Executive Officers

With limited exceptions (such as awards intended to attract executive management talent and/or serve as employment retention vehicles), our general practice with respect to equity awards to our named executive officers other than our Chief Executive Officer has been to make equity incentive grants every other year that vest on a two-year schedule, with 50% of such equity grants based on service and 50% based on objective performance criteria. The performance-based awards are eligible to vest based on our average ROCE over a specified two-year period. We believe the ROCE metric is appropriate as it focuses the team on ensuring a strategic allocation of capital in order to generate sufficient profitability for the Company and its shareholders.

Consistent with past practice, on October 3, 2021, Mr. Stillwell was awarded 5,000 service-based restricted stock units and 5,000 performance units, Mr. Encalada Arjona was awarded 2,500 service-based restricted stock units and 2,500 performance units, and Ms. Bubanich was awarded 1,750 service-based restricted stock units and 1,750 performance units. The service-based restricted stock units were eligible to vest on the filing of our Annual Report on Form 10-K with the SEC for our fiscal year ended September 30, 2023, subject to each named executive officer's continued service from the grant date until the vesting date. The performance units were eligible to vest based on our average ROCE for the two-year period ended September 30, 2023, with pro rata unit vesting applicable if the actual two-year average ROCE was between the minimum and maximum ROCE performance thresholds. Any vested units were payable in shares of Company stock equal to one-half of the value of the aggregate number of such vested units and a cash payment equal to one-half of the value of the aggregate number of such vested units. No tax assistance was provided under this award, but each executive could elect for the Company to deduct from any shares vesting an amount sufficient to satisfy tax liability.

In connection with Mr. Miller joining our Company, on April 25, 2022, he was awarded 10,000 service-based restricted stock units and 10,000 performance units, with such awards identical in structure to the above-referenced awards granted to Ms. Bubanich and Messrs. Stillwell and Encalada Arjona other than Mr. Miller’s awards being eligible to vest on a one-year schedule, with the service-based awards eligible to vest on the filing of our Annual Report on Form 10-K with the SEC for our 2023 fiscal year and the performance units being eligible to vest based on our ROCE for the 2023 fiscal year. Also on April 25, 2022, Mr. Miller was awarded 10,000 service-based restricted stock units and 10,000 performance units that are identical in structure to Mr. Miller’s above-referenced awards granted on the same date other than the service-based awards being eligible to vest on the filing of our Annual Report on Form 10-K with the SEC for our 2024 fiscal year and the performance units being eligible to vest based on our ROCE for the 2024 fiscal year.

In connection with Mr. Grow rejoining our Company, on January 6, 2023, he was awarded 5,000 service-based restricted stock units and 5,000 performance units, with such awards eligible to vest on a one-year schedule based on his continued service and our ROCE in fiscal year 2023 and otherwise identical in structure to the above-referenced awards granted to Mr. Miller. Also on January 6, 2023, Mr. Grow was awarded 5,000 service-based restricted stock units and 5,000 performance units that are identical in structure to Mr. Grow’s above-referenced awards granted on the same date other than the service-based awards being eligible to vest on the filing of our Annual Report on Form 10-K with the SEC for our 2024 fiscal year and the performance units being eligible to vest based on our ROCE for the 2024 fiscal year.

Delta Apparel, Inc. - 34 - Proxy Statement

In addition, on January 13, 2022, Mr. Encalada Arjona and Mr. Stillwell were each awarded 13,000 service-based restricted stock units which are eligible to vest if each executive remains employed with the Company through the filing of our Annual Report on Form 10-K with the SEC for our 2024 fiscal year. These service-based awards are intended to serve as an employment retention vehicle and to further align each executive's interests with those of our shareholders. Any vested units will be paid in shares of Company stock equal to the value of the aggregate number of such vested units. No tax assistance is provided under this award, but each executive may elect for the Company to deduct from any shares vesting an amount sufficient to satisfy tax liability.

The tables below summarize all of the above-referenced equity awards granted to our named executive officers other than our Chief Executive Officer.

Other NEO Equity Incentive Compensation Opportunities

Grant Date	10/03/21		01/13/22		04/25/22		01/06/23
	Service-Based RSU	Performance Units	Service-Based RSU	Performance Units	Service-Based RSU	Performance Units	Service-Based RSU	Performance Units
Service/Performance Period	FY22 - FY23		FY22 - FY24		One-Half in FY23 / One-Half in FY24		One-Half in FY23 / One-Half in FY24
Justin M. Grow	—	—	—	—	—	—	10,000	10,000
Matthew J. Miller	—	—	—	—	20,000	20,000	—	—
Jeffery N. Stillwell	5,000	5,000	13,000	—	—	—	—	—
Nancy P. Bubanich	1,750	1,750	—	—	—	—	—	—
Carlos E. Encalada Arjona	2,500	2,500	13,000	—	—	—	—	—

As set forth in the table below, none of the above-referenced performance units for which Ms. Bubanich and Messrs. Encalada Arjona, Grow, Miller and Stillwell were eligible in fiscal year 2023 vested due to the Company's average ROCE for fiscal years 2022 and 2023 and its ROCE for fiscal year 2023 both being below the applicable minimum threshold. With respect to the above-referenced service-based restricted stock units for which Ms. Bubanich and Messrs. Encalada Arjona, Grow, Miller and Stillwell were eligible in fiscal year 2023, each vested in the full amount of such restricted stock units.

Other NEO Performance-Based Equity Incentive Compensation Opportunities - Performance Thresholds and Results

ROCE (100% of Target Units)
Performance Targets		Performance Results
Average ROCE Levels	Vesting Percentage	Average ROCE for FY22-FY23	Vesting Percentage
<5%	0% of target units	2.1%	0%
5%	50% of target units
5% to 10%	50% to 100% of target units (pro rata)
10%	100% of target units	Average ROCE for FY23	Vesting Percentage
10% to 15%	100% to 150% of target units (pro rata)	(5.5%)	0%
15%	150% of target units (maximum)

On October 1, 2023, each of our named executive officers other than Mr. Humphreys was awarded service-based restricted stock units and performance units in the amounts listed below. Consistent with our past practice as well as the above-referenced commitment to structure all future equity awards to consist of at least 50% performance-based awards, these awards cover a two-year period, with the service-based awards consisting of restricted stock units eligible to vest on the filing of our Annual Report on Form 10-K with the SEC for our fiscal year ending September 27, 2025, subject to each named executive officer's continued service from the grant date until the vesting date, and the performance-based awards consisting of performance units eligible to vest based on our average ROCE for the two-year period ending September 27, 2025, with pro rata unit vesting applicable if the actual two-year average ROCE is between the minimum and maximum ROCE performance thresholds. All of these awards contain “double trigger” vesting provisions aligned with our above-referenced commitment to structure equity awards in such manner as well as the recent amendment to the 2020 Stock Plan requiring “double trigger” vesting with respect to all equity awards granted after August 2, 2023. Any vested units are payable in shares of Company stock equal to one-half of the value of the aggregate number of such vested units and a cash payment equal to one-half of the value of the aggregate number of such vested units. No tax assistance is provided under this award, but each executive may elect for the Company to deduct from any shares vesting an amount sufficient to satisfy tax liability.

Delta Apparel, Inc. - 35 - Proxy Statement

Other NEO Equity Incentive Compensation Opportunities

Two-Year Period Ending September 27, 2025

Executive Officer	Performance Units	Restricted Stock Units	Aggregate Grant Date Fair Value of Performance Units and Restricted Stock Units
Matthew J. Miller	10,000	10,000	$131,800
Jeffery N. Stillwell	6,000	6,000	$79,080
Justin M. Grow	6,000	6,000	$79,080
Carlos E. Encalada Arjona	3,000	3,000	$39,540
Nancy P. Bubanich	3,000	3,000	$39,540

The below table sets forth the ROCE performance thresholds for Ms. Bubanich and Messrs. Encalada Arjona, Grow, Miller and Stillwell with respect to the performance units comprising 50% of the above-referenced equity incentive compensation opportunities.

Other NEO Performance-Based Equity Incentive Compensation Opportunities

Two-Year Period Ending September 27, 2025

Performance Thresholds
Average ROCE Levels	Vesting Percentage
<5%	0% of target units
5%	50% of target units
5% to 10%	50% to 100% of target units (pro rata)
10%	100% of target units
10% to 15%	100% to 150% of target units (pro rata)
15%	150% of target units (maximum)

Other Employee Benefits

Excluding Mr. Encalada Arjona, who receives the same employee benefits generally available to all of our full-time employees in Mexico, our named executive officers receive the same employee benefits generally available to all of our full-time employees in the United States, including health, dental and vision insurance and eligibility to participate in the Company's Savings and Investment Plan established pursuant to Internal Revenue Code ("IRC") Section 401(k) ("401(k) Plan"). We provide our named executive officers with the same 401(k) Plan matching benefit offered to all participating employees of the Company. We do not maintain any deferred compensation or supplemental executive retirement plans applicable to our named executive officers.

Employment Agreements

We compete for executive talent and believe that agreements providing severance and other protections play an important role in attracting and retaining key executives. With the exception of Mr. Encalada Arjona, we have entered into employment agreements with all named executive officers and other selected senior executives and key managers.

Robert W. Humphreys, our Chairman and Chief Executive Officer, has an employment agreement with the Company dated June 12, 2009, which was subsequently amended on August 17, 2011, June 6, 2012, December 5, 2014, April 27, 2017, May 11, 2020, and January 13, 2022.  Messrs. Grow, Miller and Stillwell are each party to an employment agreement with the Company dated September 6, 2022, April 4, 2022, and January 1, 2022, respectively. Ms. Bubanich is party to an employment agreement with the Company dated January 1, 2022, which was subsequently amended on December 1, 2022.

Employment Agreement with Chief Executive Officer

The base annual salary and base participation levels in the STIC Plan to which Mr. Humphreys was entitled in fiscal year 2023 pursuant to his employment agreement are set forth in the above sections entitled "Base Salary" and "Annual Cash Incentive Compensation (AIC)", respectively. Mr. Humphreys' employment agreement also provides that his base participation level in the STIC Plan for fiscal years 2023 and 2024 will be $750,000, with a maximum payout of $1,500,000 for any single fiscal year. The calculation of Mr. Humphreys’ compensation under the STIC Plan will be the same as conducted annually for the other participants in the plan.

Mr. Humphreys' employment agreement provides that he is eligible to participate in the 2020 Stock Plan. The equity award opportunity to which Mr. Humphreys was entitled in fiscal year 2023 and the equity award opportunity to which Mr. Humphreys is entitled in fiscal year 2024, all pursuant to his employment agreement, are set forth in the above section entitled "Equity Incentive Compensation". With respect to all of Mr. Humphreys' outstanding equity awards, in the event that he is terminated other than for Cause (as defined in the employment agreement), Mr. Humphreys will receive the full equity award for the fiscal year in which his employment is terminated.

Delta Apparel, Inc. - 36 - Proxy Statement

Mr. Humphreys is entitled to receive such perquisites as may be provided by the Company from time to time to executives in comparable positions, if any, and such other benefits as are customarily available to executives of the Company.

Mr. Humphreys' agreement requires that he give the Company 180 days’ prior written notice of his voluntary termination of employment. The Company may terminate Mr. Humphreys’ employment with or without Cause (as defined in the agreement) upon written notice. If the Company terminates Mr. Humphreys’ employment without Cause (as defined in the agreement) or Mr. Humphreys terminates his employment because of a material breach of the agreement by the Company, the Company, for a period of 12 months, will continue to pay Mr. Humphreys’ base salary, will pay an amount equal to 100% of the cash incentive compensation he received for the most recent full fiscal year prior to termination, and will continue to provide the life, health, and disability benefits provided to other executives during such 12-month period. The agreement provides for six months of base salary continuation to Mr. Humphreys’ estate following his death and for base salary and benefits continuation for six months following termination of employment because of disability.

If within one year of a Change of Control (as defined in the agreement), Mr. Humphreys terminates his employment for Good Reason (as defined in the agreement) or the Company terminates Mr. Humphreys’ employment for any reason other than Cause (as defined in the agreement), death, or disability, then the Company must pay to Mr. Humphreys (i) an amount equal to his annual base salary in effect on the termination date, (ii) an amount equal to 100% of the cash incentive compensation he received for the most recent full fiscal year prior to termination, (iii) all benefits under the Company’s various welfare and benefit plans for 12 months after the date of termination at levels and rates substantially equal to those applicable to him prior to such termination, and (iv) outplacement assistance.

Mr. Humphreys' agreement contains an IRC Section 280G “golden parachute payment savings clause” that reduces severance payments if the total amount of payments he would receive from the Company would require the Company to report an excess parachute payment.

During the term of Mr. Humphreys’ agreement and for 12 months from the date of the termination of his employment, Mr. Humphreys is generally prohibited from directly or indirectly competing with the Company by providing services to any company that is in a competing business that are substantially similar to the services provided by him at the time of termination. A competing business is defined as any business that engages, in whole or in part, in the manufacturing or marketing of activewear apparel in the United States. The agreement also includes non-solicitation provisions that apply to employees, customers and suppliers during the term of Mr. Humphreys’ employment and generally for a period of two years from expiration of the term of the agreement or termination of employment, as well as non-disclosure and non-disparagement provisions.

Mr. Humphreys' agreement continues until the date of the filing with the SEC of our Annual Report on Form 10-K for our fiscal year 2024.

Employment Agreements with Executive Vice President & Chief Administrative Officer and President, Delta Group

The Company's employment agreements with Mr. Grow and Mr. Miller are essentially identical with the exception of job titles, minimum base salaries, cash incentive opportunities and equity award provisions, all of which are discussed below.

The Company's employment agreement with Mr. Grow effective November 2, 2022, entitles him to (i) the minimum base salary set forth in the above section entitled "Base Salary" (subject to upward adjustment), (ii) participate in the STIC Plan at the same level of participation as other similarly-situated executives and, for fiscal year 2023, to receive payment of the greater of (y) the amount of cash incentive compensation due under the STIC Plan at a target value of $150,000 or (z) $150,000 (all as discussed above in the section entitled "Annual Cash Incentive Compensation (AIC)"), and (iii) receive such other benefits as are generally available to executives of the Company, including, without limitation, paid time off and life, health and disability benefits. The calculation of Mr. Grow’s compensation under the STIC Plan will be the same as conducted annually for the other participants in the plan.

Mr. Grow's employment agreement also provides that he is eligible to participate in the 2020 Stock Plan, with the equity award opportunities to which Mr. Grow is entitled in fiscal years 2023 and 2024 pursuant to his employment agreement set forth in the above section entitled "Equity Incentive Compensation". With respect to Mr. Grow's equity awards for fiscal years 2023 and 2024, in the event that he is terminated other than for Cause (as defined in the agreement), Mr. Grow will receive the full equity award for the fiscal year in which his employment is terminated.

The Company's employment agreement with Mr. Miller entitles him to (i) the minimum base salary set forth in the above section entitled "Base Salary" (subject to upward adjustment), (ii) participate in the STIC Plan at the same level of participation as other similarly-situated executives, with a target value not less than $400,000 for fiscal years 2023 and 2024, and (iii) receive such other benefits as are generally available to executives of the Company, including, without limitation, paid time off and life, health and disability benefits. The calculation of Mr. Miller's compensation under the STIC Plan will be the same as conducted annually for the other participants in the plan.

Delta Apparel, Inc. - 37 - Proxy Statement

In each of Mr. Grow's and Mr. Miller's agreements, if the executive passes away during the term of his agreement, the Company will continue to pay the base salary in effect at the time of death to his estate for six months. If the executive becomes disabled (as defined in the agreement) during the term of his agreement and the Company terminates his employment, he will continue to receive base salary and benefits for a period of six months from the date of termination.

The Company may terminate either executive's employment with or without Cause (as defined in the agreement) upon written notice, and the executive may terminate his employment with the Company upon 60 days' prior written notice. If the Company terminates either executive's employment without Cause (as defined in the agreement) or does not extend the employment relationship after the expiration of the agreement, or the executive terminates his employment as a result of an uncured material breach of the agreement by the Company, and in each case no Change of Control (as defined in the agreement) has occurred, the executive is entitled to receive an amount equal to his annual base salary and the cash incentive compensation he received for the most recent fiscal year prior to termination, and, to the extent permitted under the applicable benefit plans and IRC Section 409A, group life and disability coverage and Company-funded medical insurance under COBRA (less the amounts active employees are required to pay for medical insurance) for 12 months. The receipt of these amounts and benefits is conditioned upon the executive's execution of a release meeting specified criteria.

If within one year after a Change of Control (as defined in the agreement), the executive terminates employment for Good Reason (as defined in the agreement) or the Company terminates the executive's employment for any reason other than Cause (as defined in the agreement), death or disability, the executive is entitled to receive a lump-sum amount equal to his annual base salary as of the date of termination and the greater of the executive's base participation level in the STIC Plan or the cash incentive compensation the executive received for the most recent fiscal year prior to termination. The Company will also provide outplacement assistance and, to the extent permitted under the applicable benefit plans and IRC Section 409A, Company-funded medical insurance under COBRA and, as available, continued coverage under the Company's various other welfare and benefit plans in effect at the time of termination for 12 months. The foregoing termination payments are subject to reduction to avoid constituting an "excess parachute payment" under IRC Section 280G, and each executive's agreement conditions the receipt of these amounts and benefits upon his execution of a release meeting specified criteria.

During the term of each executive's agreement and for a period of four months after the expiration of his agreement or termination of employment, each executive is subject to non-competition restrictions. In addition, during the term of each executive's agreement and for a period of one year after expiration of his agreement or termination of employment, each executive is subject to non-solicitation restrictions.

The term for each executive’s agreement expires on December 31, 2024, and each agreement also restricts the executive from disparaging the Company and from disclosing the Company's confidential information.

Employment Agreements with Vice President & Chief Accounting Officer and President, Salt Life Group

The Company's employment agreements with Ms. Bubanich and Mr. Stillwell are essentially identical with the exception of job titles, minimum base salaries, cash incentive opportunities, and notice periods if executive terminates employment, all of which are discussed below.

The Company's employment agreement with Ms. Bubanich dated January 1, 2022, and subsequently amended on December 1, 2022, entitles her to (i) the minimum base salary set forth in the above section entitled "Base Salary" (subject to upward adjustment), (ii) participate in the STIC Plan at the same level of participation as other similarly-situated executives and, for fiscal year 2023, to receive payment of the greater of (y) the amount of cash incentive compensation due under the STIC Plan at a target value of $50,000 or (z) $125,000 (all as discussed above in the section entitled "Annual Cash Incentive Compensation (AIC)"), and (iii) receive such other benefits as are generally available to executives of the Company, including, without limitation, paid time off and life, health and disability benefits. The calculation of Ms. Bubanich's compensation under the STIC Plan will be the same as conducted annually for the other participants in the plan.

The Company's employment agreement with Mr. Stillwell entitles him to (i) the minimum base salary set forth in the above section entitled "Base Salary" (subject to upward adjustment), (ii) participate in the STIC Plan at the same level of participation as other similarly-situated executives, and (iii) receive such other benefits as are generally available to executives of the Company, including, without limitation, paid time off and life, health and disability benefits. The calculation of Mr. Stillwell’s compensation under the STIC Plan will be the same as conducted annually for the other participants in the plan.

In each of Ms. Bubanich's and Mr. Stillwell's agreements, if the executive passes away during the term of his or her agreement, the Company will continue to pay the base salary in effect at the time of death to his or her estate for six months. If the executive becomes disabled (as defined in the agreement) during the term of his or her agreement and the Company terminates his or her employment, he or she will continue to receive base salary and benefits for a period of six months from the date of termination.

Delta Apparel, Inc. - 38 - Proxy Statement

The Company may terminate either executive's employment with or without Cause (as defined in his or her agreement) upon written notice, and the executive may terminate his or her employment with the Company upon 90 days' prior written notice for Ms. Bubanich and 60 days' prior written notice for Mr. Stillwell. If the Company terminates either executive's employment without Cause (as defined in his or her agreement) or does not extend the employment relationship after the expiration of the agreement, or the executive terminates his or her employment as a result of an uncured material breach of the agreement by the Company, and in each case no Change of Control (as defined in the agreement) has occurred, the executive is entitled to receive an amount equal to his or her annual base salary and the cash incentive compensation he or she received for the most recent fiscal year prior to termination, and, to the extent permitted under the applicable benefit plans and IRC Section 409A, group life and disability coverage and Company-funded medical insurance under COBRA (less the amounts active employees are required to pay for medical insurance) for 12 months. The receipt of these amounts and benefits is conditioned upon the executive's execution of a release meeting specified criteria.

If within one year after a Change of Control (as defined in the agreement), the executive terminates employment for Good Reason (as defined in the agreement) or the Company terminates the executive's employment for any reason other than Cause (as defined in the agreement), death or disability, the executive is entitled to receive a lump-sum amount equal to his or her annual base salary as of the date of termination and the cash incentive compensation he or she received for the most recent fiscal year prior to termination. The Company will also provide outplacement assistance and, to the extent permitted under the applicable benefit plans and IRC Section 409A, Company-funded medical insurance under COBRA and, as available, continued coverage under the Company's various other welfare and benefit plans in effect at the time of termination for 12 months. The foregoing termination payments are subject to reduction to avoid constituting an "excess parachute payment" under IRC Section 280G, and the executive's agreement conditions the receipt of these amounts and benefits upon his or her execution of a release meeting specified criteria.

During the term of each executive's agreement and for a period of four months after the expiration of his or her agreement or termination of employment, each executive is subject to non-competition restrictions. In addition, during the term of each executive's agreement and for a period of one year after expiration of his or her agreement or termination of employment, each executive is subject to non-solicitation restrictions.

The term for each executive’s agreement expires on December 31, 2024, and each agreement also restricts the executive from disparaging the Company and from disclosing the Company's confidential information.

Delta Apparel, Inc. - 39 - Proxy Statement

COMPENSATION TABLES

Summary Compensation Table

The following table provides summary information concerning the compensation paid to or earned by our named executive officers for each of the last two completed fiscal years. Narrative disclosure discussing our named executive officers' base salaries, annual cash incentive compensation and equity incentive compensation is set forth on pages 29-36 of the Executive Compensation section and is incorporated herein by reference.

Summary Compensation

Fiscal Years 2023 and 2022

		Salary	Bonus	Stock Awards		Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Name and Principal Position	Year	($)	($)	($) (1)		($)	($) (2)	($) (3)	($)
Robert W. Humphreys	2023	$850,000	$—	$—		$—	$—	$10,104	$860,104
Chairman and Chief Executive Officer	2022	$832,500	$—	$2,764,440	(4)	$—	$1,500,000	$9,719	$5,106,659
(Principal Executive Officer)

Justin M. Grow	2023	$375,000	$—	$220,200	(5)	$—	$—	$9,267	$604,467
Executive Vice President and Chief Administrative Officer	2022	$—	$—	$—		$—	$—	$—	$—

Matthew J. Miller	2023	$450,000	$—	$—		$—	$—	$17,525	$467,525
President, Delta Group	2022	$187,500	$250,000 (6)	$1,507,500	(7)	$—	$—	$3,750	$1,948,750

Jeffery N. Stillwell	2023	$400,000	$—	$—		$—	$115,960	$11,333	$527,293
President, Salt Life Group	2022	$334,375	$—	$702,330	(8)	$—	$400,000	$10,250	$1,446,955

Nancy P. Bubanich	2023	$250,000	$—	$—		$—	$—	$5,633	$255,633
Vice President, Chief Accounting Officer, Treasurer and Assistant Secretary	2022	$—	$—	$—		$—	$—	$—	$—
(Principal Financial and Accounting Officer)

Carlos E. Encalada Arjona	2023	$300,000	$—	$—		$—	$—	$—	$300,000
Vice President of Manufacturing	2022	$300,000	$—	$565,080	(9)	$—	$200,000	$—	$1,065,080

(1)

Amounts do not reflect compensation actually received by the named executive officer. Instead, the amounts shown are the aggregate grant date fair value of restricted stock units and/or performance units computed in accordance with FASB ASC Topic 718, and which the executive is or was eligible to earn in ensuing periods based on service and/or the Company's achievement of performance results. The assumptions used for purposes of the valuation of the stock awards are described more fully in Note 12 of the financial statements in our Annual Report on Form 10-K for the fiscal year ended September 30, 2023, as filed with the SEC.

(2)

This column reflects the amounts earned by the named executive officer in the applicable periods pursuant to the Company’s STIC Plan under the consolidated AIC plan opportunity. None of the named executive officers earned any amounts under the consolidated AIC plan opportunity for our 2023 fiscal year due to Company performance being below the minimum threshold. For Mr. Stillwell, this amount for our 2023 fiscal year also reflects the payment earned pursuant to his AIC plan opportunity based on the performance of our Salt Life business set forth in the above section entitled "Annual Cash Incentive Compensation (AIC)".  Neither Mr. Encalada Arjona nor Mr. Miller earned any amounts under additional AIC plan opportunities due to performance being below the minimum thresholds.

(3)

Named executive officers are eligible for health insurance and 401(k) Plan benefits at the same level and subject to the same conditions as provided to all other eligible employees. The amounts shown represent the Company’s matching contributions made to each named executive officer’s 401(k) Plan account. Perquisites to each of our named executive officers did not exceed $10,000 in each of the last two completed fiscal years.

(4)

The amount shown reflects the grant date fair value of 84,000 service-based restricted stock units granted on January 13, 2022. One-half of such restricted stock units vested upon the filing of our Annual Report on Form 10-K for our 2023 fiscal year, with an aggregate vesting date value of $310,380. The other half of these restricted stock units has not yet been realized and is eligible to vest upon the filing of our Annual Report on Form 10-K for our 2024 fiscal year.

Delta Apparel, Inc. - 40 - Proxy Statement

(5)

The amount shown reflects the aggregate grant date fair value of two separate equity awards each granted on January 3, 2023, one of which has been realized by Mr. Grow. The award realized by Mr. Grow had a grant date fair value of $110,100 and covered the one-year period ended September 30, 2023. This award contained both a service-based and performance-based component, with the performance awards using the probable outcome of the performance conditions as of the grant date, which was assumed to be the target amount. If the amount of this award was calculated assuming the highest level of performance conditions was met, the grant date fair value of this award to Mr. Grow would have been $137,625. Upon the December 28, 2023, filing of our Annual Report on Form 10-K with the SEC, Mr. Grow vested in 5,000 restricted stock units, with an aggregate vesting date value of $36,950. The second award, which has not yet been realized by Mr. Grow, had a grant date fair value of $110,100 and covers the one-year period ending September 28, 2024. This award contains both a service-based and performance-based component, with the performance awards using the probable outcome of the performance conditions as of the grant date, which was assumed to be the target amount. If the amount of this award was calculated assuming the highest level of performance conditions was met, the grant date fair value of this award to Mr. Grow would have been $137,625.

(6)

The amount shown reflects a one-time $50,000 discretionary cash bonus provided to Mr. Miller for the 2022 fiscal year along with payment of a service-based cash incentive award of $200,000 to Mr. Miller contingent upon him remaining employed with the Company through the filing of our Annual Report on Form 10-K for our 2022 fiscal year.

(7)

The amount shown reflects the aggregate grant date fair value of three separate equity awards each granted on April 25, 2022, two of which have been realized by Mr. Miller. The first award realized by Mr. Miller had a grant date fair value of $301,500 and was a service-based award that covered the period ended October 1, 2022, with a vesting date value of $139,500. The second award realized by Mr. Miller had a grant date fair value of $603,000 and covered the period ended September 30, 2023. This award contained both a service-based and performance-based component, with the performance awards using the probable outcome of the performance conditions as of the grant date, which was assumed to be the target amount. If the amount of this award was calculated assuming the highest level of performance conditions was met, the grant date fair value of this award to Mr. Miller would have been $753,750. Upon the December 28, 2023, filing of our Annual Report on Form 10-K with the SEC, Mr. Miller vested in 10,000 restricted stock units, with an aggregate vesting date value of $73,900. The third award, which has not yet been realized by Mr. Miller, had a grant date fair value of $603,000 and covers the period ending September 28, 2024. This award contains both a service-based and performance-based component, with the performance awards using the probable outcome of the performance conditions as of the grant date, which was assumed to be the target amount. If the amount of this award was calculated assuming the highest level of performance conditions was met, the grant date fair value of this award to Mr. Miller would have been $753,750.

(8)

The amount shown reflects the aggregate grant date fair value of two separate equity awards, one of which has been realized by Mr. Stillwell. The award realized by Mr. Stillwell had a grant date fair value of $274,500 and covered the two-year period ended September 30, 2023. This award contained both a service-based and performance-based component, with the performance awards using the probable outcome of the performance conditions as of the grant date, which was assumed to be the target amount. If the amount of this award was calculated assuming the highest level of performance conditions was met, the grant date fair value of this award to Mr. Stillwell would have been $343,125. Upon the December 28, 2023, filing of our Annual Report on Form 10-K with the SEC, Mr. Stillwell vested in 5,000 restricted stock units, with an aggregate vesting date value of $36,950. The second award included in the amount shown is a service-based award and covers an approximately three-year period. This award has a grant date fair value of $427,830, and Mr. Stillwell is eligible to vest in it if he remains employed with the Company through the filing of our Annual Report on Form 10-K with the SEC for our 2024 fiscal year.

(9)

The amount shown reflects the aggregate grant date fair value of two separate equity awards, one of which has been realized by Mr. Encalada Arjona. The award realized by Mr. Encalada Arjona had a grant date fair value of $137,250 and covered the two-year period ended September 30, 2023. This award contained both a service-based and performance-based component, with the performance awards using the probable outcome of the performance conditions as of the grant date, which was assumed to be the target amount. If the amount of this award was calculated assuming the highest level of performance conditions was met, the grant date fair value of this award to Mr. Encalada Arjona would have been $171,563. Upon the December 28, 2023, filing of our Annual Report on Form 10-K with the SEC, Mr. Encalada Arjona vested in 2,500 restricted stock units, with an aggregate vesting date value of $18,476. The second award included in the amount shown is a service-based award and covers an approximately three-year period. This award has a grant date fair value of $427,830, and Mr. Encalada Arjona is eligible to vest in it if he remains employed with the Company through the filing of our Annual Report on Form 10-K with the SEC for our 2024 fiscal year.

Delta Apparel, Inc. - 41 - Proxy Statement

Outstanding Equity Awards

The following table provides information concerning unvested equity awards (including restricted stock units and performance units) granted to our named executive officers that were outstanding as of September 30, 2023, the last day of our 2023 fiscal year.

Outstanding Equity Awards

Fiscal Year Ended September 30, 2023

Stock Awards
	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	(#)		($) (1)	(#)		($) (1)
Robert W. Humphreys	42,000	(2)	$278,460	—		$—
	42,000	(3)	$278,460	—		$—

Justin M. Grow	5,000	(4)	$33,150	2,500	(5)	$16,575
	5,000	(6)	$33,150	2,500	(7)	$16,575

Matthew J. Miller	10,000	(4)	$66,300	5,000	(5)	$33,150
	10,000	(6)	$66,300	5,000	(7)	$33,150

Jeffery N. Stillwell	5,000	(4)	$33,150	2,500	(8)	$16,575
	13,000	(6)	$86,190	—		$—

Nancy P. Bubanich	1,750	(4)	$11,603	875	(8)	$5,801

Carlos E. Encalada Arjona	2,500	(4)	$16,575	1,250	(8)	$8,288
	13,000	(6)	$86,190	—		$—

(1)

The market value is calculated by multiplying the number of share units by $6.63, the closing price of Delta Apparel, Inc.'s common stock on September 29, 2023 (the last trading day of our 2023 fiscal year).

(2)

In accordance with the sixth amendment to Mr. Humphreys' employment agreement, he received 84,000 service-based restricted stock units, with 42,000 of these units eligible to vest upon the filing of our Annual Report on Form 10-K with the SEC for our 2023 fiscal year, subject to Mr. Humphreys remaining employed with the Company through such date. Mr. Humphreys vested in the full amount of these service-based restricted stock units and was entitled to receive shares of Delta Apparel, Inc. common stock equal to the aggregate number of such vested units.

(3)

In accordance with the sixth amendment to Mr. Humphreys' employment agreement he received 84,000 service-based restricted stock units, with 42,000 of these units eligible to vest upon the filing of our Annual Report on Form 10-K with the SEC for our 2024 fiscal year, subject to Mr. Humphreys remaining employed with the Company through such date.

(4)

These stock-based awards, granted under the 2020 Stock Plan, are service-based restricted stock units that were eligible to vest upon the filing of our Annual Report on Form 10-K with the SEC for our 2023 fiscal year subject to the executive remaining employed with the Company through such date. Each executive vested in the full amount of these service-based restricted stock units and was entitled to receive shares of Delta Apparel, Inc. common stock equal to one-half of the value of the aggregate number of such vested restricted stock units and a cash payment equal to one-half of the value of the aggregate number of such vested restricted stock units.

(5)	These stock-based awards, granted under the 2020 Stock Plan, are performance units that were eligible to vest upon the filing of our Annual Report on Form 10-K with the SEC for our fiscal year 2023 based on our performance in fiscal year 2023. The amount shown reflects the number of performance units that were eligible to vest if minimum performance goals had been met in fiscal year 2023. If target performance goals had been met in fiscal year 2023, Mr. Miller would have been eligible to receive 10,000 shares and Mr. Grow would have been eligible to receive 5,000 shares. The maximum amount of shares that Mr. Miller could have received pursuant to the award was 15,000 shares, and the maximum amount of shares that Mr. Grow could have received pursuant to the award was 7,500 shares. Based upon the Company's performance in fiscal year 2023, none of the shares granted to each executive vested. Each executive was entitled to receive shares of Delta Apparel, Inc. common stock equal to one-half of the value of the aggregate number of such vested performance units and a cash payment equal to one-half of the value of the aggregate number of such vested performance units.

Delta Apparel, Inc. - 42 - Proxy Statement

(6)

These stock-based awards, granted under the 2020 Stock Plan, are service-based restricted stock units that are eligible to vest upon the filing of our Annual Report on Form 10-K with the SEC for our fiscal year 2024 subject to the executive remaining employed with the Company through such date.

(7)

These stock-based awards, granted under the 2020 Stock Plan, are performance units that are eligible to vest upon the filing of our Annual Report on Form 10-K with the SEC for our fiscal year 2024 based on our performance in fiscal year 2024. The amount shown reflects the number of performance units that would vest if minimum performance goals are met in fiscal year 2024. If target performance goals are met in fiscal year 2024, Mr. Miller would be eligible to receive 10,000 shares, and Mr. Grow would be eligible to receive 5,000 shares. The maximum amount of shares that Mr. Miller can receive pursuant to the award is 15,000 shares, and the maximum amount of shares that Mr. Grow can receive pursuant to the award is 7,500 shares.

(8)	These stock-based awards, granted under the 2020 Stock Plan, are performance units that were eligible to vest upon the filing of our Annual Report on Form 10-K with the SEC for our fiscal year 2023 based on our performance in fiscal years 2022 and 2023. The amount shown reflects the number of performance units that were eligible to vest if minimum performance goals had been met in fiscal years 2022 and 2023. If target performance goals had been met in fiscal years 2022 and 2023, Ms. Bubanich would have been eligible to receive 1,750 shares, Mr. Stillwell would have been eligible to receive 5,000 shares, and Mr. Encalada Arjona would have been eligible to receive 2,500 shares. The maximum amount of shares that Ms. Bubanich could have received pursuant to the award was 2,625 shares, the maximum amount of shares that Mr. Stillwell could have received pursuant to the award was 7,500 shares, and the maximum amount of shares that Mr. Encalada Arjona could have received pursuant to the award was 3,750 shares. Based upon the Company's performance in fiscal years 2022 and 2023, none of the shares granted to each executive vested. Each executive was entitled to receive shares of Delta Apparel, Inc. common stock equal to one-half of the value of the aggregate number of such vested performance units and a cash payment equal to one-half of the value of the aggregate number of such vested performance units.

Delta Apparel, Inc. - 43 - Proxy Statement

Potential Payments Upon Termination or Change in Control

The following table and additional information below are a summary setting forth potential severance payments and benefits provided for in each named executive officer's employment agreement or other compensation arrangement, assuming termination of employment or a change in control occurred on September 30, 2023, the last day of our 2023 fiscal year. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event, the price of the Company’s common stock and the executive’s age. These benefits are in addition to benefits available generally to salaried employees upon termination. Each named executive officer's employment agreement (excluding Mr. Encalada Arjona) requires the executive to comply with certain confidentiality, non-disparagement, non-solicitation and non-competition provisions, which are summarized on pages 36-39 of the Executive Compensation section and incorporated herein by reference.

Potential Payments Upon Termination or Change in Control

Fiscal Year Ended September 30, 2023

	Before Change in Control Termination Without Cause or For Company Breach	After Change in Control Termination Without Cause or For Good Reason	Change in Control Without Termination	Termination Due to Death (1)	Termination Due to Disability (1)	Voluntary Termination Due to Retirement (1)
Executive	($)	($)	($)	($)	($)	($)
Robert W. Humphreys
Base Salary	$850,000	$850,000	$—	$425,000	$425,000	$—
Non-Equity Incentive Compensation	$1,500,000	$1,500,000	$—	$—	$—	$—
Equity Awards (2)	$278,460	$556,920	$556,920	$556,920	$556,920	$—
Insurance Benefits	$4,318	$4,318	$—	$—	$2,159	$—
Outplacement Services	$—	$5,000	$—	$—	$—	$—
	$2,632,778	$2,916,238	$556,920	$981,920	$984,079	$—
Justin M. Grow
Base Salary	$375,000	$375,000	$—	$171,875	$171,875	$—
Non-Equity Incentive Compensation	$—	$150,000	$—	$—	$—	$—
Equity Awards (2)	$66,300	$132,600	$132,600	$132,600	$132,600	$—
Insurance Benefits	$9,748	$9,748	$—	$—	$4,874	$—
Outplacement Services	$—	$5,000	$—	$—	$—	$—
	$451,048	$672,348	$132,600	$304,475	$309,349	$—
Matthew J. Miller
Base Salary	$450,000	$450,000	$—	$225,000	$225,000	$—
Non-Equity Incentive Compensation	$—	$430,000	$—	$—	$—	$—
Equity Awards (2)	$—	$265,200	$265,200	$265,200	$265,200	$—
Insurance Benefits	$—	$—	$—	$—	$—	$—
Outplacement	$—	$5,000	$—	$—	$—	$—
	$450,000	$1,150,200	$265,200	$490,200	$490,000	$—
Jeffery N. Stillwell
Base Salary	$400,000	$400,000	$—	$200,000	$200,000	$—
Non-Equity Incentive Compensation	$400,000	$400,000	$—	$115,960	$115,960	$—
Equity Awards (2)	$—	$152,490	$152,490	$152,490	$152,490	$—
Insurance Benefits	$4,318	$4,318	$—	$—	$2,159	$—
Outplacement Services	$—	$5,000	$—	$—	$—	$—
	$804,318	$961,808	$152,490	$468,450	$470,609	$—
Nancy P. Bubanich
Base Salary	$260,000	$260,000	$—	$130,000	$130,000	$—
Non-Equity Incentive Compensation	$125,000	$125,000	$—	$—	$—	$—
Equity Awards (2)	$—	$23,205	$23,205	$23,205	$23,205	$—
Insurance Benefits	$—	$—	$—	$—	$—	$—
Outplacement Services	$—	$5,000	$—	$—	$—	$—
	$385,000	$413,205	$23,205	$153,205	$155,582	$—
Carlos E. Encalada Arjona (3)
Base Salary	$—	$—	$—	$—	$—	$—
Non-Equity Incentive Compensation	$—	$—	$—	$—	$—	$—
Equity Awards (2)	$—	$119,340	$119,340	$119,340	$119,340	$—
Insurance Benefits	$—	$—	$—	$—	$—	$—
Outplacement Services	$—	$—	$—	$—	$—	$—
	$—	$119,340	$119,340	$119,340	$119,340	$—

(1)

Pursuant to the Company's STIC Plan and assuming termination on September 30, 2023, if an executive ceases to be an employee of the Company or one of its subsidiaries due to the executive's death, permanent and total disability, or retirement (provided that the executive is at least age 62), the executive shall be entitled to receive the non-equity incentive compensation earned through the date of departure from the Company.

(2)

Amount includes value received under the 2020 Stock Plan. The value of payments is based upon the closing price of Delta Apparel Inc.'s common stock on September 29, 2023 (the last trading day of our 2023 fiscal year).

(3)	Mr. Encalada Arjona is the only named executive officer employed in Mexico. Mr. Encalada Arjona does not have an employment agreement with the Company. Pursuant to Mexico law, if Mr. Encalada Arjona was terminated, he would be entitled to statutory severance payments and other termination benefits generally available to all Mexico salaried employees.

Delta Apparel, Inc. - 44 - Proxy Statement

Payments Made Upon Any Termination

Regardless of the manner in which a named executive officer’s employment terminates, the executive is entitled to receive amounts earned during his or her term of employment. Such amounts include:

•	earned but unpaid salary through the date of termination;

•	non-equity incentive compensation earned and payable prior to the date of termination; and

•	amounts accrued and vested under the Company’s 401(k) Plan.

Payments Made Upon Retirement

The Company does not currently offer additional benefits upon retirement other than the benefits available to any employee leaving the Company. The 2020 Stock Plan does not include provisions for vesting based upon retirement. The Company's STIC Plan provides that unless the Compensation Committee expressly provides otherwise, if the executive ceases to be an employee of either the Company or one of its subsidiaries during the performance period applicable to an award granted to the executive under the STIC Plan due to the executive's retirement (provided that the executive is at least age 62), the executive shall be entitled to a percentage portion of the payment, if any, that the executive would have been entitled to had the executive remained employed by the Company or one of its subsidiaries throughout the performance period, where the percentage shall be the percentage of the performance period during which the executive was an employee of the Company or one of its subsidiaries.

Payments Made Upon Involuntary Termination for Cause

In the event any named executive officer is terminated for Cause (as defined by his or her employment agreement), the executive is not entitled to receive any payments other than those payments identified under the heading “Payments Made Upon Any Termination” above.

Payments Made Upon Involuntary Termination Without Cause

As a result of employment agreements entered into by the Company with the named executive officers, with the exception of Mr. Encalada Arjona who does not have an employment agreement, in the event that a named executive officer’s employment is involuntarily terminated without Cause (as defined by his or her employment agreement), or a named executive officer terminates his or her employment because of a material breach by the Company of his or her employment agreement, the executive would receive, in addition to the items identified under the heading “Payments Made Upon Any Termination” above:

•	in the case of Mr. Humphreys, 12 months of base salary continuation and payment of non-equity incentive compensation equal to 100% of the award for the most recent full fiscal year prior to termination in 12 equal monthly installments (to the extent permitted under IRC Section 409A). In addition, the full award of service-based restricted stock units (granted pursuant to the 2020 Stock Plan) related to the fiscal year in which Mr. Humphreys’ employment is terminated will immediately and automatically vest;

•	in the case of Mr. Grow, 12 months of base salary continuation and payment of non-equity incentive compensation equal to 100% of the award for the most recent full fiscal year prior to termination in 12 equal monthly installments (to the extent permitted under IRC Section 409A). In addition, the full equity award (granted pursuant to the 2020 Stock Plan) related to the fiscal year in which Mr. Grow's employment is terminated will immediately and automatically vest, subject to applicable performance criteria;

•	in the case of Ms. Bubanich, Mr. Miller and Mr. Stillwell, 12 months of base salary continuation and payment of non-equity incentive compensation equal to 100% of the award for the most recent full fiscal year prior to termination in 12 equal monthly installments (to the extent permitted under IRC Section 409A); and

•	continuation of group life, disability and medical insurance coverage for 12 months in the case of Mr. Humphreys, Ms. Bubanich, Mr. Grow, Mr. Miller and Mr. Stillwell at levels and rates equal to those provided to other executive-level employees during such applicable period.

Delta Apparel, Inc. - 45 - Proxy Statement

Payments Made Upon a Change in Control

As discussed in detail in the Executive Compensation section, the employment agreements entered into by the Company with the named executive officers, along with the 2020 Stock Plan, contain change-in-control provisions. The benefits available under such provisions, in addition to the items listed under the heading “Payments Made Upon Any Termination” above, include:

•

in the case of Mr. Humphreys with respect to any equity awards made on or before August 2, 2023, whether or not termination results from the change-in-control, all restrictions on restricted stock units will terminate and all other terms and conditions will be deemed satisfied to pay out all restricted stock units. With respect to any equity awards made after August 2, 2023, such awards will be structured to contain “double-trigger” vesting provision such that vesting will require both a change-in-control and an additional event such as a termination or other adverse employment action. In addition, if termination results from the change-in-control, a lump sum payment in an amount equal to 12 months of base salary and the non-equity incentive compensation received for the most recent full fiscal year prior to termination;

•

in the case of Ms. Bubanich, Mr. Grow, Mr. Miller, and Mr. Stillwell with respect to any equity awards made on or before August 2, 2023, whether or not termination results from the change-in-control, all restrictions on restricted stock units will terminate and all performance criteria shall be deemed achieved at target levels and all other terms and conditions met to pay out all performance units and restricted stock units. With respect to any equity awards made after August 2, 2023, such awards will be structured to contain “double-trigger” vesting provision such that vesting will require both a change-in-control and an additional event such as a termination or other adverse employment action. In addition, if termination results from the change-in-control, a lump sum payment in an amount equal to 12 months of base salary and the non-equity incentive compensation received for the most recent full fiscal year prior to termination; and

•

in the case of termination resulting from the change-in-control, Mr. Humphreys, Ms. Bubanich, Mr. Grow, Mr. Miller, and Mr. Stillwell will receive continuation of group life, disability and Company-funded medical insurance coverage under COBRA, as available, for 12 months at levels and rates equal to those provided to other executive-level employees during such applicable period. In addition, Mr. Humphreys, Ms. Bubanich, Mr. Grow, Mr. Miller, and Mr. Stillwell will receive outplacement assistance.

Payments Made Upon Death or Permanent Disability

In the event of the death or permanent disability of a named executive officer, the executive would receive, in addition to the items listed under the heading “Payments Made Upon Any Termination” above:

•

six months of base salary continuation and all performance criteria shall be deemed achieved at target levels and all other terms and conditions met to pay out all restricted stock units and/or performance units granted pursuant to the 2020 Stock Plan;

•

continuation of group life, disability and Company-funded medical insurance coverage under COBRA, as available, for six months at levels and rates equal to those provided to other executive-level employees during such period; and

•

the Company's STIC Plan provides that unless the Compensation Committee expressly provides otherwise, if the executive ceases to be an employee of either the Company or one of its subsidiaries during the performance period applicable to an award granted to the executive under the STIC Plan due to the executive's death or permanent and total disability (as defined in Code Section 22(e)(3)), the executive shall be entitled to a percentage portion of the payment, if any, that the executive would have been entitled to had the executive remained employed by the Company or one of its subsidiaries throughout the performance period, where the percentage shall be the percentage of the performance period during which the executive was an employee of the Company or one of its subsidiaries.

Delta Apparel, Inc. - 46 - Proxy Statement

Pay Versus Performance

The following table sets forth compensation information for our principal executive officer (“PEO”), and our other named executive officers (“NEOs”) for purposes of comparing their compensation to the value of our shareholders’ investments and our net income (loss), calculated in accordance with SEC regulations, for fiscal years 2023 and 2022.

Pay Versus Performance

Fiscal Years 2023 and 2022

Year	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO (2)	Average Summary Compensation Table Total for Non-PEO NEOs (3)	Average Compensation Actually Paid to Non-PEO NEOs (4)	Value of Initial Fixed $100 Investment Based on Total Shareholder Return (5)	Net Income (Loss)
2023	$860,104	$178,364	$430,984	$237,060	$24	$(25,619,000)
2022	$5,106,659	$2,960,379	$1,508,280	$994,014	$51	$19,740,000

(1)	The dollar amounts reported are the amounts of total compensation reported for our PEO, Robert W. Humphreys, in the Summary Compensation Table for fiscal years 2023 and 2022.
(2)

The dollar amounts reported represent the amount of “compensation actually paid”, as computed in accordance with SEC rules. The dollar amounts reported are the amounts of total compensation reported for Mr. Humphreys during the applicable year, but also include (i) the year-end fair value of equity awards granted during the reported year, (ii) the change in the fair value of equity awards that were unvested at the end of the prior year, measured through the date the awards vested, or through the end of the reported fiscal year, and (iii) the fair value of equity awards that were granted and vested during the reported fiscal year and exclude the fair value at the end of the prior year of any equity awards granted in any prior fiscal year that failed to meet the applicable vesting conditions during the reported fiscal year. See table below for further information.

(3)

The dollar amounts reported are the average of the total compensation reported for our NEOs, other than our PEO, for fiscal years 2023 and 2022. For 2023, our non-PEO NEOs were Nancy P. Bubanich, Justin M. Grow, Matthew J. Miller, Jeffery N. Stillwell, and Carlos E. Encalada Arjona. For 2022, our non-PEO NEOs were Simone C. Walsh, Matthew J. Miller, Jeffery N. Stillwell, and Carlos E. Encalada Arjona.

(4)

The dollar amounts reported represent the average amount of “compensation actually paid”, as computed in accordance with SEC rules, for our NEOs, other than our PEO. The dollar amounts reported are the average of the total compensation reported for our NEOs, other than our PEO in the Summary Compensation Table for fiscal years 2023 and 2022, but also include (i) the year-end fair value of equity awards granted during the reported year, (ii) the change in the fair value of equity awards that were unvested at the end of the prior year, measured through the date the awards vested, or through the end of the reported fiscal year, and (iii) the fair value of equity awards that were granted and vested during the reported fiscal year and exclude the fair value at the end of the prior year of any equity awards granted in any prior fiscal year that failed to meet the applicable vesting conditions during the reported fiscal year .

(5)

Assumes an investment of $100 for the period starting on October 3, 2021, through the end of the listed fiscal year. The closing prices of the Company’s common stock on the following trading days were: (i) $27.45 on October 1, 2021; (ii) $13.99 on September 30, 2022; and (iii) $6.63 on September 29, 2023.

To calculate the amounts in the “Compensation Actually Paid to PEO” column in the table above, the following amounts were deducted from and added to (as applicable) our PEO’s “Total” compensation as reported in the Summary Compensation Table:

Compensation Actually Paid to PEO

Fiscal Years 2023 and 2022

Year	Summary Compensation Table Total for PEO	Reported Value of Equity Awards for PEO (1)	Fair Value as of Year End for Unvested Awards Granted During the Year	Fair Value Year over Year Increase or Decrease in Unvested Awards Granted in Prior Years	Fair Value of Awards Granted and Vested during the Year	Fair Value Increase or Decrease from Prior Year End for Awards that Vested During the Year	Compensation Actually Paid to PEO
2023	$860,104	$—	$—	$(618,240)	$—	$(63,500)	$178,364
2022	$5,106,659	$2,764,440	$1,175,160	$(673,000)	$—	$116,000	$2,960,379

(1)	Represents the grant date fair value of the equity awards to our PEO, as reported in the Summary Compensation Table.

To calculate the amounts in the “Compensation Actually Paid to Non-PEO NEOs” column in the table above, the following amounts were deducted from and added to (as applicable) the average “Total” compensation of our Non-PEO NEOs as reported in the Summary Compensation Table:

Delta Apparel, Inc. - 47 - Proxy Statement

Compensation Actually Paid to Non-PEO NEOs

Fiscal Years 2023 and 2022

Year	Summary Compensation Table Total for Non-PEO NEOs	Reported Value of Equity Awards for Non-PEO NEOs (1)	Fair Value as of Year End for Unvested Awards Granted During the Year	Fair Value Year over Year Increase or Decrease in Unvested Awards Granted in Prior Years	Fair Value of Awards Granted and Vested During the Year	Fair Value Increase or Decrease from Prior Year End for Awards that Vested During the Year	Compensation Actually Paid to Non-PEO NEOs
2023	$430,984	$44,040	$19,890	$(163,170)	$—	$(6,604)	$237,060
2022	$1,508,280	$888,678	$265,810	$96,553	$—	$12,049	$994,014
(1)	Represents the grant date fair value of the equity awards to our Non-PEO NEOs, as reported in the Summary Compensation Table.

Compensation Actually Paid and Net Income (Loss)

The following chart sets forth the relationship between “compensation actually paid” to our PEO, the average of “compensation actually paid” to our NEOs, other than our PEO, and our net income (loss) during the two most recently completed fiscal years.

Compensation Actually Paid and Cumulative TSR

The following chart sets forth the relationship between “compensation actually paid” to our PEO, the average of “compensation actually paid” to our NEOs, other than our PEO, and our cumulative Total Shareholder Return over the two most recently completed fiscal years.

Delta Apparel, Inc. - 48 - Proxy Statement

DIRECTOR COMPENSATION

In considering the current level of compensation for our non-employee directors and whether any adjustments are appropriate, we have historically obtained data from a number of different sources, including publicly available data for companies in our industry of comparable size, scope, complexity and other relevant characteristics as well as market survey data collected by our corporate human resources function. Our Compensation Committee is responsible for reviewing and approving changes to the compensation of our non-employee directors.

For fiscal year 2023, our non-employee directors were eligible to receive the following compensation:

•	$40,000 annual retainer;

•	a grant of 3,000 restricted stock units that convert into shares of common stock on a one-for-one basis;

•	in the case of the Audit, Compensation and Corporate Governance Committees, a $10,000 annual retainer for the committee chair and $6,000 for the committee members;

•	up to $5,000 every two-year period for continuing education; and

•	reasonable travel expenses to attend meetings and Board of Director functions.

The following table summarizes the compensation that our non-employee directors serving during fiscal year 2023 earned for service as members of our Board of Directors and any committee of our Board of Directors during fiscal year 2023:

Non-Employee Director Compensation

Fiscal Year 2023

Director Compensation
	Fees Earned or Paid in Cash	Stock Awards	Total
Name	($)	($) (1)	($)
Anita D. Britt	$52,000	$22,170	$74,170
J. Bradley Campbell	$52,000	$22,170	$74,170
Dr. Bill C. Hardgrave (2)	$26,500	$9,237	$35,737
Glenda E. Hood	$56,000	$22,170	$78,170
Sonya E. Medina	$52,000	$22,170	$74,170
A. Alexander Taylor, II	$56,000	$22,170	$78,170
David G. Whalen	$56,000	$22,170	$78,170

(1)

Each non-employee director other than Dr. Hardgrave that served on our Board during fiscal year 2023 received 3,000 shares of Company common stock upon the filing of our Annual Report on Form 10-K with the SEC for our fiscal year ended September 30, 2023. Dr. Hardgrave received a pro-rated amount of shares (1,250) due to his appointment to our Board in April 2023. Amounts shown are the aggregate grant date fair value of such stock awards computed in accordance with FASB ASC Topic 718. None of our current non-employee directors have any outstanding stock options or other outstanding equity awards. Please refer to the "Stock Ownership of Management and Principal Shareholders" section of this Proxy Statement for the number of shares of our common stock we believe to be beneficially owned as of January 2, 2024, by each of our current non-employee directors.

(2)	Dr. Hardgrave was appointed to our Board of Directors in April 2023.

In fiscal year 2023, our Compensation Committee conducted a market review of the compensation for our non-employee directors. In conducting its review, our Compensation Committee utilized the below-referenced peer group of 14 companies, which is the same peer group used for the named executive officer market compensation review in fiscal year 2023. This review indicated that the median total compensation paid to our directors was below the average median total compensation paid to directors among the below-referenced peer group.

• a.k.a. Brands Holding Corp.	• J.Jill, Inc.	• Tilly's, Inc.
• Allbirds, Inc.	• Movado Group, Inc.	• Unifi, Inc.
• Clarus Corporation	• Oxford Industries, Inc.	• Vera Bradley, Inc.
• Culp, Inc.	• Rocky Brands, Inc.	• Vince Holding Corp.
• Duluth Holdings Inc.	• Superior Group of Companies, Inc.

Delta Apparel, Inc. - 49 - Proxy Statement

ADDITIONAL INFORMATION

The 2023 Annual Report contains our fiscal year 2023 Annual Report on Form 10-K filed with the SEC, including financial statements and financial statement schedules, but excluding exhibits. The Company will furnish to any shareholder, without charge, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2023, as filed with the SEC, upon written request to Delta Apparel, Inc., 2750 Premiere Parkway, Suite 100, Duluth, Georgia 30097, Attention: Justin M. Grow, Executive Vice President and Chief Administrative Officer.

By Order of the Board of Directors

Robert W. Humphreys

Chairman and Chief Executive Officer

Duluth, Georgia

January 9, 2024

Delta Apparel, Inc. - 50 - Proxy Statement

DELTA APPAREL, INC.
2750 PREMIERE PARKWAY
SUITE 100
DULUTH, GA 30097

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V26851-P01474 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DELTA APPAREL, INC.

The Board of Directors recommends you vote FOR all nine of the director nominees in the following proposal:

Nominees:	For	Against	Abstain
1a. Anita D. Britt	☐	☐	☐
1b. Timothy E. Brog	☐	☐	☐
1c. J. Bradley Campbell	☐	☐	☐
1d. Dr. Bill C. Hardgrave	☐	☐	☐
1e. Glenda E. Hood	☐	☐	☐
1f. Robert W. Humphreys	☐	☐	☐
1g. Sonya E. Medina	☐	☐	☐
1h. A. Alexander Taylor, II	☐	☐	☐
1i. David G. Whalen	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:	For	Against	Abstain
2. To approve, on an advisory basis, the compensation of our named executive officers (as defined in the proxy statement).	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:	For	Against	Abstain
3. To ratify the appointment of Ernst & Young LLP ("EY") as our independent registered public accounting firm for the fiscal year ending September 28, 2024.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report with Form 10-K are available at www.proxyvote.com.

V26852-P01474

DELTA APPAREL, INC.
Annual Meeting of Shareholders
February 20, 2024, 9:00 AM
This proxy is solicited by the Board of Directors

The undersigned shareholder of Delta Apparel, Inc., a Georgia corporation, hereby constitutes and appoints Justin M. Grow and Lauren S. Chang attorneys and proxies on behalf of the undersigned to act and vote at the Annual Meeting of Shareholders to be held at Embassy Suites, 250 Riverplace, Greenville, SC 29601, on Tuesday, February 20, 2024, at 9:00 AM ET, and any adjournment or adjournments thereof, and the undersigned instructs said attorneys to vote as specified on the reverse side hereof.

This proxy is solicited on behalf of the Board of Directors of Delta Apparel, Inc. and will be voted in accordance with the specifications made by the undersigned on the reverse side of this proxy. If not otherwise specified, this proxy will be deemed to grant authority to vote, and will be voted, for election of each of the nominees for director listed on the reverse side of this proxy, for the approval of proposal 2, for the approval of proposal 3, and in the discretion of the proxy with respect to such other business as may properly come before the meeting.

Continued and to be signed on reverse side